EXHIBIT 10.25

SALE AGREEMENT

by and among

ELSEVIER INC., ELSEVIER SWISS HOLDINGS S.A., ELSEVIER JAPAN KK,

ELSEVIER LIMITED and MDL INFORMATION SYSTEMS (UK) LIMITED,

as SELLERS,

and

SYMYX TECHNOLOGIES, INC.,

as BUYER

August 9, 2007

INDEX OF EXHIBITS

Form of Transition Services Agreement	Exhibit A
Form of Seller Release	Exhibit B
Form of Bill of Sale and Assignment Agreement	Exhibit C
Form of Access and Hosting Agreement	Exhibit D
Form of Contract Services Agreement	Exhibit E
Form of Elsevier License Agreement	Exhibit F
Form of MDL License Agreement	Exhibit G
Form of Assumption Agreement	Exhibit H
Pension Arrangements	Exhibit I
Form of Press Release	Exhibit J
Form of Crossfire License Agreement	Exhibit K

*               ALL SCHEDULES AND SIMILAR ATTACHMENTS TO THE SALE AGREEMENT HAVE BEEN OMITTED.  COPIES OF SUCH SCHEDULES AND SIMILAR ATTACHMENTS WILL BE FURNISHED SUPPLEMENTALLY TO THE SEC UPON REQUEST.

v

INDEX OF DEFINED TERMS

Defined in
Terms	Section

Additional Assets	Preamble
Affiliate	8.3(g)
Agreement	Preamble
Antitrust Laws	4.3
Assets	2.14(a)
Assumed Liabilities	Preamble
Business	Preamble
business day	8.3(i)
Buyer	Preamble
Buyer 401(k) Plan	4.4(c)
Buyer Indemnitees	7.2(a)
Cancellation Proceeding	4.22
Category 1 Claims	7.2 (c)(i)
Category 2 Claims	7.2 (c)(ii)
Claim Notice	7.6
Closing	1.4
Closing Balance Sheet	1.3(b)
Closing Date	1.4
Closing Net Working Capital Statement	1.3(b)
Closing Net Working Capital	1.3(a)(iv)
Code	1.7
Collateral Agreements	2.2
Competing Business	4.14(c)
Current Balance Sheet	2.5(a)
Date hereof	8.3(f)
Deductible	7.2(b)
Domestic Employees	2.8(a)
Elsevier Companies	4.14(e)
Elsevier Inc.	Preamble
Elsevier KK	Preamble
Elsevier S.A	Preamble
Elsevier UK	Preamble
Elsevier Retained Assets	Preamble
Employee Benefit Plans	2.8(a)
Employees	2.8(a)
Encumbrances	2.14(a)
Environmental Laws	2.15
ERISA	2.8(a)
Evaluation Material	2.26
Existing Products	4.14(a)
Financial Statements	2.5(a)
Foreign Employees	2.8(a)
FTC	4.3
GAAP	4.13(b)
Governmental Entity	2.3

HSR Act	2.3
Indebtedness	2.23
Indemnified Party	7.6
Indemnifying Party	7.6
Independent Firm	1.3(d)
Intellectual Property	2.11(i)
Intercompany Balances	4.12(a)
Laws	2.10(a)
Lease Consents	2.6(c)
Leased Premises	2.6(a)
Leases	2.6(a)
Losses	7.2(a)
Material Adverse Effect	2.1(c)
Material Contracts	2.13
Master Services Agreements	2.19
MDL Group Company	Preamble
MDL Registered IP	2.11(e)
MDL Sweden	Preamble
MDL Sweden Certificate	4.22
MDL Sweden Shares	Preamble
MDL Switzerland	Preamble
MDL Switzerland Shares	Preamble
MDL Japan	Preamble
MDL Japan Shares	Preamble
MDL (U.K.) Limited	Preamble
MDL US	Preamble
MDL US Shares	Preamble
Necessary Intellectual Property	2.11(a)
Net Working Capital	1.3(a)(iii)
Net Working Capital Excess	1.3(a)(ii)
Net Working Capital Shortfall	1.3(a)(i)
Notice of Disagreement	1.3(c)
ordinary course of business	8.3(e)
Permits	2.10(a)
Permitted Encumbrances	2.14(a)
Post-Closing Tax Period	4.8(c)(ii)
Post-Closing Taxes	4.8(c)(iv)
Pre-Closing Taxes	4.8(c)(iii)
Pre-Closing Tax Period	4.8(c)(i)
Public Software	2.11(g)
Purchase Price	1.2
Reed Elsevier	2.5(a)
Reed Elsevier 401(k) Plan	4.4(c)
Related Persons	2.8(a)
Retention Agreements	4.4(e)
Seller Accounting Principles	2.5(a)
Seller Indemnitees	7.3
Sellers	Preamble
Services Agreements	1.5(h)
Severance Policies	4.4(e)
Shared Services	2.18

Shares	Preamble
Software	2.11(d)
Straddle Period	4.8(c)(v)
Straddle Period Tax Return	4.8(c)(vi)
Subsidiary	8.3(h)
Target Net Working Capital	1.3(a)(v)
Tax Return	2.16(b)
Tax Sharing Agreement	2.16(b)
Taxes	2.16(b)
Temporary Use Premises	2.6(a)
to Sellers’ knowledge	8.3(d)
Top Customers	2.13(b)
Top Suppliers	2.13(g)
Transition Services Agreement	1.5(b)
Transfer Taxes	4.8(a)
Transfer Regulations	4.5(ii)
Transferred Employees.	4.4(a)
UK Subject Employees	4.5
Unaudited GAAP Financials	4.13(b)
WARN Act	2.12(b)

INDEX OF SCHEDULES AND APPENDICES

Title	Schedule No.

Elsevier Retained Assets	1.1(a)
Additional Assets	1.1(b)
Wire Transfer Instructions	1.2
Net Working Capital	1.3
Closing Net Working Capital	1.3
Retained Officers and Directors	1.5(j)
Purchase Price Allocation	1.7
Consents and Approvals	2.3
Capitalization	2.4
Financial Statements	2.5(a)
Material Liabilities	2.5(b)
Leased Premises	2.6(a)(i)
Temporary Use Premises	2.6(a)(ii)
Subleases	2.6(a)(iii)
Lease Consents	2.6(c)
Absence of Certain Changes	2.7
Current Employees	2.8(a)(i)
Employee Benefit Plans	2.8(a)(ii)
Prohibited Transactions	2.8(b)
Retained Employee Benefit Plans	2.8(d)
Retiree Benefit Plans	2.8(e)
Acceleration of Vesting	2.8(f)
Employment Agreements	2.8(g)
Compliance with Laws	2.8(h)
Actions and Proceedings	2.9
Compliance with Applicable Laws	2.10
IP Claims	2.11(b)
Software	2.11(d)
Registered Trademarks and Domain Names	2.11(e)
Public Software	2.11(g)
Labor Matters	2.12(a)
Employment Claims and Proceedings; WARN	2.12(b)
Material Contracts	2.13
Title to Assets	2.14(a)
Title to Additional Assets	2.14(b)
Violations of Environmental Laws and Regulations	2.15
Taxes	2.16(a)
Pending Tax Litigation	2.16(d)
Shared Services	2.18
Master Services Agreements	2.19
Customers	2.21
Suppliers	2.22
Insurance	2.24
Buyer Consents and Approvals	3.3
Conduct of Business	4.1
Transferred Employees	4.4(a)

Transferred Employee Benefit Plans	4.4(b)
Severance Agreements	4.4(e)(i)
Retention Policies	4.4(e)(ii)
Special Arrangements	4.13
Third Party Consents	5.2(c)

*               ALL SCHEDULES AND SIMILAR ATTACHMENTS TO THE SALE AGREEMENT HAVE BEEN OMITTED.  COPIES OF SUCH SCHEDULES AND SIMILAR ATTACHMENTS WILL BE FURNISHED SUPPLEMENTALLY TO THE SEC UPON REQUEST.

x

SALE AGREEMENT

SALE AGREEMENT, dated as of August 9, 2007 (the “Agreement”), by and among Elsevier Inc., a New York corporation (“Elsevier Inc.”), Elsevier Swiss Holdings S.A., a company organized under the laws of Switzerland (“Elsevier S.A.”), Elsevier Japan KK, a company organized under the laws of Japan (“Elsevier KK”), Elsevier Limited, a company organized under the laws of England and Wales (“Elsevier UK”), MDL Information Systems (UK) Limited, a company organized under the laws of England and Wales (“MDL (UK) Limited”) (Elsevier Inc., Elsevier S.A., Elsevier KK, Elsevier UK and MDL (UK) Limited are sometimes referred to individually as a “Seller” and collectively as the “Sellers”) and Symyx Technologies, Inc., a Delaware corporation (“Buyer”).

WITNESSETH:

WHEREAS, Elsevier Inc. owns directly 200 shares (the “MDL US Shares”) of common stock, par value $1.00 per share, of MDL Information Systems, Inc., a Delaware corporation (the “MDL US”), which constitute all of the issued and outstanding shares of capital stock of MDL US;

WHEREAS, Elsevier S.A. owns directly 150 shares (the “MDL Switzerland Shares”) of ordinary shares, 2,000 CHF nominal value per share, of MDL Information Systems AG, a company organized under the laws of Switzerland (“MDL Switzerland”), which constitute all of the issued and outstanding shares of capital stock of MDL Switzerland;

WHEREAS, Elsevier KK owns directly 650 ordinary shares (the “MDL Japan Shares”) of MDL Information Systems KK, a company organized under the laws of Japan (“MDL Japan”), which constitute all of the issued and outstanding shares of capital stock of MDL Japan;

WHEREAS, MDL (UK) Limited owns directly 1,000 shares (the “MDL Sweden Shares”, and collectively with the MDL US Shares, MDL Switzerland Shares and the MDL Japan Shares, together with any and all shares of capital stock issued with respect to any of the foregoing after the date hereof pursuant to stock splits, stock dividends, reorganizations and similar actions, the “Shares”) of the capital stock of MDL Information Systems (Sweden) AB, a company organized under the laws of Sweden (“MDL Sweden”) (MDL US, MDL Sweden, MDL Switzerland and MDL Japan are sometimes referred to individually as an “MDL Group Company” and collectively as the “MDL Group Companies”), which constitute all of the issued and outstanding shares of capital stock of MDL Sweden;

WHEREAS, the MDL Group Companies are engaged in the business of (a) providing informatics platforms and software applications (including the ISIS and Isentris platforms and related applications) and scientific content and services to enable pharmaceutical, biotechnology and chemical research processes, and (b) compiling, maintaining and licensing certain databases of chemical sourcing, reaction, bioactivity and environmental health and safety information (the “Business”) which Business does not include the Elsevier Retained Assets;

WHEREAS, prior to the date hereof, certain assets and businesses previously owned by the MDL Group Companies or owned by Elsevier Inc. or its Affiliates but used in connection with the Business, as listed and described on Schedule 1.1(a) hereto (the “Elsevier Retained Assets”), have been retained and/or transferred to Sellers or their Affiliates and no longer constitute a part of the Business;

WHEREAS, Elsevier UK and MDL (UK) Limited own the assets set forth on Schedule 1.1(b) hereto used by the MDL Group Companies in connection with the Business (the “Additional Assets”); and

WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, (i) all of the Shares and (ii) the Additional Assets, together with any and all liabilities arising from the utilization of the Additional Assets in the ordinary course of the Business (the “Assumed Liabilities”), all on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and wishing to be legally bound thereby, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1             Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) Sellers hereby agree to sell, assign, transfer and deliver to Buyer, and Buyer hereby agrees to purchase from Sellers, (i) all of the Shares, free and clear of all Encumbrances, and (ii) all of the Additional Assets, free and clear of all Encumbrances, other than Permitted Encumbrances, and (b) Buyer hereby agrees to assume the Assumed Liabilities.

Section 1.2             Closing Payment Amount. The consideration payable by Buyer for the purchase of the Shares and the Additional Assets is One Hundred Twenty-Three Million Dollars ($123,000,000) (the “Purchase Price”). On the Closing Date, Buyer shall pay the Purchase Price to Sellers by wire transfer of immediately available funds as set forth on Schedule 1.2 hereto.  The Purchase Price is subject to adjustment as provided in Section 1.3 below.

Section 1.3             Purchase Price Adjustment.

(a)           The Purchase Price shall be adjusted after the Closing by adding the Net Working Capital Excess, or deducting the Net Working Capital Shortfall, if any.  As used herein, the following terms shall have the definitions set forth below:

(i)            The term “Net Working Capital Shortfall” shall mean the amount, if any, by which the Closing Net Working Capital, as finally determined pursuant to Section 1.3(c) below, is less than the Target Net Working Capital.

(ii)           The term “Net Working Capital Excess” shall mean the amount, if any, by which the Closing Net Working Capital, as finally determined pursuant to Section 1.3(c) below, is more than the Target Net Working Capital.

(iii)          The term “Net Working Capital” shall mean the positive or negative difference between the Current Assets of the Business (as defined in Schedule 1.3 hereto) minus the Current Liabilities of the Business (as defined in Schedule 1.3 hereto).

(iv)          The term “Closing Net Working Capital” shall mean the Net Working Capital of the Business as of the close of business Pacific Time on the Closing Date.

(v)           The term “Target Net Working Capital” shall mean negative Twenty-Three Million Four Hundred Thousand Dollars (-$23,400,000).

(b)           Within sixty (60) calendar days of the Closing Date, Buyer shall prepare and deliver to the Seller Representative an unaudited combined balance sheet of the Business as of the close of business Pacific Time on the Closing Date (the “Closing Balance Sheet”) and shall include a preliminary unaudited statement of the Closing Net Working Capital (the “Closing Net Working Capital Statement”).  The Closing Balance Sheet shall (x) fairly present the Current Assets and Current Liabilities of the Business as of the close of business Pacific Time on the Closing Date in accordance with Seller Accounting Principles applied in a manner consistent with the preparation of the Financial Statements (as hereinafter defined), as further set forth in Section 2.5 below and Schedule 1.3.  The Closing Net Working Capital shall be calculated in the manner described on Schedule 1.3 hereto based upon amounts reflected in the Closing Balance Sheet but shall take into account the exclusion of cash and cash equivalents and the elimination of Intercompany Balances in the manner contemplated in Section 4.12 below.

(c)           The Closing Balance Sheet and calculation of the Closing Net Working Capital shall become final and binding upon the parties on the earlier of (i) the date the Seller Representative notifies Buyer of its acceptance of the Closing Balance Sheet and calculation of the Closing Net Working Capital or (ii) the thirtieth (30th) calendar day following the Seller Representative’s receipt of the Closing Balance Sheet, unless the Seller Representative notifies Buyer in writing prior to such date of its disagreement with any aspect of the Closing Balance Sheet or the calculation of the Closing Net Working Capital (a “Notice of Disagreement”).  The Notice of Disagreement shall specify in reasonable detail the nature of any such disagreement, including the Seller Representative’s own calculation of Closing Net Working Capital.  If a Notice of Disagreement is received by Buyer within thirty (30) calendar days of the Seller Representative’s receipt of the Closing Net Working Capital Statement, then (x) the Closing Net Working Capital amount shall become final and binding only upon the earlier of (A) the date that Buyer and the Seller Representative resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, or (B) the date any disputed matters are finally resolved through accounting arbitration pursuant to Section 1.3(d), and (y) the final and binding Closing Net Working Capital amount shall be deemed to be the amount agreed to by Buyer and the Seller Representative, or the resolution as determined by accounting arbitration, as the case may be; provided that in no event shall Closing Net Working Capital be less than Buyer’s calculation of Closing Net Working Capital set forth in the Closing Net Working Capital Statement or more than the Seller Representative’s calculation of Closing Net Working Capital set forth on a Notice of Disagreement.

(d)           If a Notice of Disagreement shall be duly and timely delivered pursuant to Section 1.3(c), Buyer and the Seller Representative shall, during the thirty (30) days following such delivery, negotiate in good faith in respect of the disputed items.  If the Seller Representative and Buyer are unable to resolve any such dispute during such period, the dispute shall be referred to the San Francisco, California office of KPMG International or any other independent accounting firm of national standing agreed upon by the Seller Representative and Buyer (the “Independent Firm”) for definitive resolution.  The Independent Firm shall make its determination with respect to such dispute within thirty (30) calendar days of its appointment or as soon as commercially practicable.  In making such calculation, the Independent Firm shall consider only those items or amounts in the Closing Balance Sheet or Buyer’s calculation of Closing Net Working Capital as to which the Seller Representative has disagreed.  The Independent Firm shall deliver to Buyer and the Seller Representative, as promptly as practicable, a report setting forth such calculation.  The Independent Firm shall act as an arbitrator, and, subject to the proviso at the end of Section 1.3(c), its determination shall be final and conclusive as between the parties, absent fraud or manifest error.  All fees and expenses of the Independent Firm shall be borne (i) by Buyer if the difference between the Closing Net Working Capital (as determined by the Independent Firm) and Buyer’s calculation of the Closing Net Working Capital set forth in the Closing Net Working Capital Statement is greater than the difference between the Closing Net Working Capital (as determined by the Independent Firm) and the Seller Representative’s calculation of the Closing Net Working Capital set forth in the Notice of Disagreement, (ii) by Sellers if the first such difference is less than the second such difference, and (iii) otherwise equally by Buyer on the one hand, and Sellers on the other hand.

(e)           Within ten (10) business days after the Closing Net Working Capital amount becomes final and binding pursuant to Section 1.3(c), (i) if a Net Working Capital Shortfall exists, the Seller Representative, on behalf of Sellers, shall pay the Net Working Capital Shortfall to Buyer in immediately available funds to an account designated by Buyer, or (ii) if a Net Working Capital Excess exists, Buyer shall pay the Net Working Capital Excess to the Seller Representative, for the benefit of Sellers, in immediately available funds to an account designated by Elsevier Inc., it being acknowledged and agreed by Sellers that such payment to the Seller Representative shall be deemed to constitute payment to all Sellers hereunder.

(f)            Unless otherwise specified herein, Elsevier Inc. shall act as the authorized agent (the “Seller Representative”) of the other Sellers for all purposes under this Agreement, and all actions taken and decisions made by the Seller Representative pursuant to this Agreement shall be fully binding on and enforceable against each of the Sellers, to the same extent as if each of the Sellers had taken such actions or made such decisions. In connection with the foregoing, all notice, delivery, consent or consultation obligations of Buyer with respect to Sellers shall be deemed satisfied by Buyer if such notice, delivery, consent or consultation is provided to, or obtained from, the Seller Representative on behalf of the Sellers.

Section 1.4             Closing.

The closing of the sale and purchase of the Shares and the Additional Assets (the “Closing”) shall take place on the date that is the later of (a) the third business day following the date on which the last to be satisfied or waived of the conditions set forth in Article V hereof (other than those conditions which, by their terms, are to be satisfied on the Closing Date) are satisfied or waived and (b) October 1, 2007, at the offices of Baker & McKenzie LLP, 1114 Avenue of the Americas, New York, NY 10036, or at such other time, date and location as the parties to this Agreement may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”).  The Closing shall be deemed to be effective as of the close of business Pacific Time on the Closing Date.

Section 1.5             Deliveries by Seller. At the Closing, Sellers shall deliver the following to Buyer:

(a)           certificates representing the Shares (other than the MDL Sweden Shares) duly endorsed in blank or accompanied by stock powers (or, with respect to the MDL Sweden Shares, if the MDL Sweden Certificate is not located prior to the Closing, a stock power without the accompanying certificate) or other applicable instruments of transfer duly executed in blank form, with transfers duly executed by the registered holder thereof in favor of Buyer or Buyer’s designee, and any other documents which may be required to give valid title to the applicable Shares, free and clear of any Encumbrance, other than restrictions on transfer imposed under applicable securities Laws;

(b)           a duly executed counterpart of the Transition Services Agreement substantially in the form attached hereto as Exhibit A (the “Transition Services Agreement”);

(c)           if the MDL Sweden Certificate is located prior to the Closing, evidence that Buyer has been duly entered as the owner of the MDL Sweden Shares in the share register of MDL Sweden;

(d)           (i) copies of the resolutions of the Board of Directors or other managerial body of each Seller, certified by a proper director or officer of such Seller, approving such party’s execution, delivery and performance of this Agreement and the other agreements to be executed and delivered by such Seller pursuant to this Agreement and (ii) an executed certificate of a duly authorized officer of each Seller, dated as of the Closing Date, certifying that the execution and delivery of this Agreement, and the other agreements to be executed and delivered by such Seller pursuant to this Agreement, by such Seller and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Seller and its members or stockholders, as the case may be, in accordance with applicable Law and such Seller’s organizational documents;

(e)           a receipt for the Purchase Price;

(f)            a certificate executed by a duly authorized director or officer of each Seller certifying to the matters set forth in Sections 5.2(a), 5.2(b) and 5.2(c) with respect to such Seller;

(g)           the Bill of Sale and Assignment Agreement substantially in the form attached hereto as Exhibit C, duly executed by Elsevier UK and MDL (UK) Limited;

(h)           a duly executed counterpart of each of the following agreements (“Services Agreements”):

(i)            the Access and Hosting Agreement substantially in the form attached hereto as Exhibit D;

(ii)           the Contract Services Agreement substantially in the form attached hereto as Exhibit E;

(iii)          the Elsevier License Agreement substantially in the form attached hereto as Exhibit F;

(iv)          the MDL License Agreement substantially in the form attached hereto as Exhibit G; and

(v)           the Crossfire License Agreement substantially in the form attached hereto as Exhibit K.

(i)            certificates of good standing with respect to each MDL Group Company (if the jurisdiction of such entity issues good standing certificates), issued by the jurisdiction of incorporation or organization for each such entity, each dated a date that is as close to the Closing Date as reasonably practicable;

(j)            resignations or evidence of removal of the directors and officers of the MDL Group Companies, other than those persons whom Buyer specifies to Seller Representative at least five (5) days prior to the Closing Date;

(k)           certification, in form and substance reasonably satisfactory to Buyer, from Elsevier Inc. to the effect that Elsevier Inc. is not a “foreign person” as defined in Section 1445 of the Code; and

(l)            Seller Releases substantially in the form attached hereto as Exhibit B, duly executed by each Seller.

Section 1.6             Deliveries by Buyer.  At the Closing, Buyer shall deliver the following to the Seller Representative, for the benefit of Sellers:

(a)           payment of the Purchase Price in immediately available funds by wire transfer to an account or accounts designated by the Seller Representative by notice provided to Buyer not later than two business days prior to the Closing Date, it being acknowledged and agreed by Sellers that such payment to the Seller Representative shall be deemed to constitute payment to all Sellers hereunder;

(b)           a duly executed counterpart of the Transition Services Agreement;

(c)           (i) copies, certified by a proper officer of Buyer, of the resolutions of its Board of Directors authorizing Buyer’s execution, delivery and performance of this Agreement and the other agreements and instruments to be executed and delivered by Buyer pursuant to this

Agreement, and (ii) an executed certificate of a duly authorized officer of Buyer, dated as of the Closing Date, certifying that the execution and delivery of this Agreement, and the other agreements to be executed and delivered by Buyer pursuant to this Agreement, by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer, in accordance with applicable Law and Buyer’s organizational documents;

(d)           a certificate executed by a duly authorized officer of Buyer certifying to the matters set forth in Sections 5.3(a) and (b);

(e)           the Assumption Agreement substantially in the form attached hereto as Exhibit H duly executed by Buyer; and

(f)            a duly executed counterpart of each of the Services Agreements referred to in Section 1.5(h) above.

Section 1.7             Purchase Price Allocation.  For purposes of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) (and any similar provision of state, local or foreign law, as appropriate), the Purchase Price (and all other capitalized costs) and the Assumed Liabilities shall be allocated among the Shares and Additional Assets in the manner set forth on Schedule 1.7 hereto.  The parties acknowledge that such allocation of the Purchase Price has been negotiated by them at “arms-length” and that Buyer and Sellers shall be bound by such allocation for all Tax purposes, shall not take any position (whether on audits, tax returns or otherwise) that is inconsistent with such allocation, shall utilize such allocation in any and all Tax filings made by such parties and shall complete their respective Internal Revenue Service Forms 8594 in accordance with Schedule 1.7.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the disclosure schedules (subject to the immediately following sentence) prepared by Sellers and delivered to Buyer simultaneously with the execution hereof, Sellers, jointly and severally, represent and warrant to Buyer that all of the statements contained in this Article II are true as of the date hereof and will be true as of the Closing Date or, if made as of a specified date, as of such date.  For purposes of the representations and warranties of Sellers contained herein, disclosure in any of the disclosure schedules of any facts or circumstances shall be deemed to be an adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Sellers calling for disclosure of such information, to which such disclosure is readily apparent.

Section 2.1             Organization and Good Standing.

(a)           Each MDL Group Company is a corporation duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where failure to have such power and authority would not reasonably be expected to have a Material Adverse Effect on the Business.  Each MDL Group

Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the conduct of its business as it is now conducted requires such qualification or licensing, except where the failure to be so duly qualified, licensed and in good standing would not reasonably be expected to have a Material Adverse Effect on the Business.  Sellers have heretofore delivered to Buyer true and complete copies of the certificate of incorporation and bylaws or comparable organizational documents of each MDL Group Company as currently in effect.

(b)           Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where failure to be in good standing would not have a Material Adverse Effect on Sellers.

(c)           As used in this Agreement, the term “Material Adverse Effect” means: (A) with respect to the Business, any change, event, circumstance, effect or occurrence,  individually or in the aggregate, which is or would reasonably be expected to be materially adverse to the assets (including intangible assets), properties, liabilities, business, condition (financial or otherwise) or results of operations of the Business, in each case taken as a whole; provided, however, that, the determination of Material Adverse Effect shall not include, either alone or in combination: (i) any change, event, circumstance, effect or occurrence resulting from the announcement of the execution of this Agreement and the transactions contemplated hereby, or Buyer’s proposed ownership and operation of the MDL Group Companies or the Business, including any disruption of customer or supplier relationships or loss of any employees or independent contractors; (ii) any changes (after the date hereof) in accounting policies or practices or any Laws; (iii) any adverse change, event, circumstance, effect or occurrence affecting the economy of the United States or any other country generally or the target markets of the Business in particular, provided that the same do not have a materially disproportionate effect on the Business; (iv) the effect of any change arising in connection with earthquakes, floods, other acts of God, hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof, except to the extent that the effect is material damage to a substantial portion of the assets of the Business taken as a whole; (v) any failure of the MDL Group Companies to meet any of their internal projections, including any projections previously made available to Buyer (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, in and of themselves, a Material Adverse Effect and may be taken into account when determining whether a Material Adverse Effect has occurred); or (vi) the effect of the divestiture of the MDL Group Companies and the Additional Assets or the loss of the benefits of any of the Shared Services or Master Services Agreements; and (B) with respect to Buyer or Sellers, any change, event, circumstance, effect or occurrence, individually or in the aggregate, which is or would reasonably be expected to be materially adverse to the ability of such party to consummate the transactions contemplated by this Agreement and the Collateral Agreements.

Section 2.2             Authorization; Validity of Agreement.  Each Seller and MDL Group Company has the full power and authority to execute and deliver this Agreement and each of the other agreements delivered in connection herewith (the “Collateral Agreements”) to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each Seller and MDL Group Company of this Agreement and the

Collateral Agreements to which such Seller or MDL Group Company is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by, and no other corporate proceedings on the part of, each Seller and MDL Group Company are necessary to authorize the execution and delivery by such Seller or MDL Group Company of this Agreement or the Collateral Agreements and the consummation by it of the transactions contemplated hereby and thereby.  This Agreement has been (and the Collateral Agreements will be) duly executed and delivered by each Seller and MDL Group Company that is a party hereto and thereto and, assuming due and valid authorization, execution and delivery thereof by Buyer, this Agreement constitutes (and the Collateral Agreements, when executed and delivered will constitute) the legal, valid and binding obligations of each Seller and MDL Group Company, as applicable, enforceable against them in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 2.3             Consents and Approvals; No Violations.  Neither the execution, delivery or performance by each Seller of this Agreement, nor the execution, delivery or performance by each Seller and each MDL Group Company of the Collateral Agreements to which it is a party, nor the consummation by each Seller and each MDL Group Company of the transactions contemplated hereby or thereby, as applicable, will (i) violate any provision of the articles of organization, by-laws or any other organizational documents of any such Seller or MDL Group Company; (ii) except with respect to consents required under the contracts contained in Schedule 2.3, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Material Contract or Lease; (iii) violate any material order, writ, judgment, injunction or Laws applicable to any Seller or MDL Group Company; (iv) except as set forth on Schedule 2.3 and except for filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), require on the part of any Seller or MDL Group Company any filing or registration with, notification to, or authorization, consent or approval of, any transnational, domestic or foreign federal, state or local, court, arbitration, tribunal, commission, legislative, executive or regulatory authority or agency (a “Governmental Entity”); or (v) result in the creation or imposition of any Encumbrance on any Shares, Assets or Additional Assets, except for Permitted Encumbrances; other than, in the case of clause (iv), any such filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity that would not have, individually or in the aggregate, a material effect on Sellers or the MDL Group Companies.

Section 2.4             Capitalization; Subsidiaries.

(a)           The authorized capital stock of each MDL Group Company is set forth on Schedule 2.4 hereto.  All of the Shares were duly authorized for issuance and are validly issued and, with respect to the MDL US Shares, are fully paid and non-assessable. The Shares represent all of the issued and outstanding capital stock of the MDL Group Companies.  Each Seller is the sole record holder and beneficial owner of all of the Shares set forth opposite such Seller’s name on Schedule 2.4, free and clear of all Encumbrances, other than restrictions on transfer imposed under applicable securities Laws.  Each Seller has the power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and upon the consummation of the Closing, Buyer will be the record and beneficial owner of the entire equity interest in each MDL Group Company, free and clear of all Encumbrances other than restrictions on transfer imposed under applicable securities Laws.  No Seller is a party to any voting trust or other contract with respect to the voting, redemption, sale, transfer or other acquisition or disposition of the Shares, and no Seller has granted any proxy, in whole or in part, with respect to the Shares.  Other than the Shares, there are no (i) equity securities of any class of  any MDL Group Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) options, warrants, equity securities, calls, rights or other Contracts to which any MDL Group Company is a party or by which any MDL Group Company is bound obligating a MDL Group Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the MDL Group Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the MDL Group Company to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, or Contract.  No Seller nor any MDL Group Company is party to any arrangement granting to any Person any stock appreciation, phantom stock or other similar right with respect to the Shares or the MDL Group Companies. No applicable securities law was violated in connection with the offering, sale or issuance of the Shares to any Seller or any of its Affiliates.  None of the Shares have been issued in violation of, and none are subject to, any purchase option, call, right of first refusal, preemptive, subscription, or other similar right.

(b)           No MDL Group Company owns any equity interest in any person.

Section 2.5             Financial Statements; No Undisclosed Liabilities.

(a)           Attached hereto as Schedule 2.5(a) are the following financial statements: unaudited combined balance sheets of the Business as of December 31, 2006 and December 31, 2005 and the related unaudited statements of income of the Business for each of the fiscal years then ended, and the unaudited combined interim balance sheet of the Business as of June 30, 2007 (the “Current Balance Sheet”) and the related unaudited combined interim statement of income of the Business for the six months ended June 30, 2007.  The financial statements described in the preceding sentence are referred to herein collectively as the “Financial Statements.”  Such Financial Statements have been prepared in accordance with the accounting principles described on Schedule 2.5(a) hereto applied on a consistent basis (the “Seller Accounting Principles”). The Financial Statements have been prepared from and are materially consistent with the books and records of the Business.  Subject to the foregoing, the Financial Statements fairly present the financial condition and the results of operations of the Business as of the respective dates and for the periods indicated therein, prepared in accordance with the Seller Accounting Principles, except that (i) the Financial Statements do not contain footnotes and other presentation items required under generally accepted accounting principles, International Financial Reporting Standards or any other set of promulgated accounting principles and (ii) as a member of Reed Elsevier, certain services are provided to the Business without charge.  As used herein, “Reed Elsevier” shall mean the collective legal entities Reed Elsevier plc, an English public limited company, Reed Elsevier NV, a Netherlands Naamloze Vennootschap, and their respective Affiliates.

(b)           Except as described on Schedule 2.5(b) and except (i) as set forth in the Current Balance Sheet, and (ii) for liabilities and obligations incurred by the Business in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet, the Business and each MDL Group Company do not have (A) any material liabilities of any type or nature, whether accrued, contingent, absolute, determined, determinable or otherwise, of the kind required to be disclosed in financial statements prepared in accordance with the Seller Accounting Principles or (B) to Sellers’ knowledge, any other material liabilities of any type or nature, whether accrued, contingent, absolute, determined, determinable or otherwise, whether or not of the type required to be disclosed in financial statements prepared in accordance with the Seller Accounting Principles.

(c)           The MDL Group Companies have established and maintain a system of internal controls which allow for the preparation of the Financial Statements in accordance with the Seller Accounting Principles.

Section 2.6             Real Property.

(a)           No MDL Group Company owns any real property.  Schedule 2.6(a)(i) sets forth a list of all real property leased by any MDL Group Company or any Seller which is used primarily in connection with the Business (the “Leased Premises”).  Schedule 2.6(a)(ii) contains a list of certain other premises which are owned or leased by one or more Sellers in connection with operations unrelated to the Business but partially utilized by the MDL Group Companies under an arrangement with such Sellers (the “Temporary Use Premises”).  Sellers have made available to Buyer true, correct and complete copies of all leases relating to the Leased Premises (the “Leases”), which Leases are in full force and effect and have not been amended or modified.  Other than as set forth on Schedule 2.6(a)(iii), no MDL Group Company or Seller has entered into any material sublease, license, option, right, concession or other agreement or arrangement granting to any person the right to use or occupy such Leased Premises or any portion thereof or interest therein.

(b)           The applicable Seller or MDL Group Company, as the case may be, has a valid leasehold interest in all Leased Premises.  With respect to each Lease, (i) such Lease is a valid and binding obligation of the applicable Seller or its applicable Subsidiary and, to Sellers’ knowledge, each other party to such Lease, and is in full force and effect, (ii) neither the applicable Seller nor MDL Group Company nor, to Sellers’ knowledge, any other party to any Lease is in material breach or material default in any respect under the terms of such Lease and, to Sellers’ knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material breach or material default or permit termination, modification or acceleration thereunder, (iii) neither the applicable Seller nor MDL Group Company has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold of any Lease, and (iv) no Seller nor any MDL Group Company has received any written notice that any Leased Premises is subject to any order to be sold, condemned, expropriated or otherwise taken by any Governmental Entity, with or without payment of compensation therefor, and, to Sellers’ knowledge, no such sale, condemnation, expropriation or taking has been threatened.

(c)           Schedule 2.6(c) sets forth each Lease requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement.

Section 2.7             Absence of Certain Changes.  Except as set forth on Schedule 2.7, since the date of the Current Balance Sheet, (i) each MDL Group Company has conducted its business in the ordinary course of business consistent with past practice, (ii) there has not been any change, event, circumstance, effect or occurrence that has had or would reasonably be expected to have a Material Adverse Effect on the Business, and (iii) there has not been (A) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting and material to the Business, the Assets or the Additional Assets, or (B) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

Section 2.8             Employees; Employee Benefit Plans; Employee Employment Agreements.

(a)           Schedule 2.8(a) sets forth the names and job titles of (i) all current employees of MDL US who are employed by MDL US primarily in relation to the Business as of the date stated thereon, including, and indicating as such, any such employees who are on authorized leaves of absence, leaves of absence pursuant to legally mandated programs or policies, or short- or long-term disability and any date on which any such employee is expected to return to active employment (the “Domestic Employees”), and (ii) all employees employed by any MDL Group Company outside of the United States or any of Sellers or their Affiliates outside of the United States primarily in relation to the Business (the “Foreign Employees,” and together with the Domestic Employees, the “Employees”), including with respect to each Employee, such employee’s job title, current salary and bonus amounts and the geographic location of the facility that is the principal place of employment for each Employee.  Schedule 2.8(a)(ii) also sets forth a list of each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each written plan, agreement, program, policy or other arrangement involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other governmental programs), employment, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, severance, bonus, retention bonus, change of control, incentive, deferred compensation, retirement, profit-sharing, post-retirement welfare benefits, stock options, stock appreciation rights or other equity-related compensation, or other benefits, entered into or maintained or contributed to by the MDL Group Companies or any person that, together with the MDL Group Companies, would be deemed a “single employer” (within the meaning of Sections 414(b), (c), (m) and (o) of the  Code, such persons being referred to as “Related Persons”), for the benefit of employees or former employees of the MDL Group Companies or employees or former employees of any of Sellers or their Affiliates in respect of the Business (“Employee Benefit Plans”), or with respect to which the MDL Group Companies are reasonably expected in the future to have any liability (contingent or otherwise).  A correct and complete description or summary of each Employee Benefit Plan has been made available to Buyer by Sellers.

(b)           The MDL Group Companies are not subject to any liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA.  The MDL Group Companies have complied with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA.  Except as set forth on Schedule 2.8(b), no “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Benefit Plan.

(c)           None of the MDL Group Companies currently maintains, contributes to, is required to contribute to or has any liabilities with respect to, or has ever in the past maintained, contributed to, been required to contribute to or had any liabilities with respect to, any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(d)           Except as set forth on Schedule 2.8(d), none of the MDL Group Companies currently maintains, contributes to, is required to contribute to or has any liabilities with respect to, or has ever in the past maintained, contributed to, been required to contribute to or had any liabilities with respect to (i) any employee pension benefit plan within the meaning of Section 3(2) of ERISA, which is subject to Title IV of ERISA or to Section 412 of the Code, (ii) any plan described in Section 413 of the Code, (iii) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code for which Buyer or any of Buyer’s Affiliates shall have any liability on or after the Closing Date.

(e)           Except as set forth on Schedule 2.8(e), no Employee Benefit Plan provides, or reflects or represents any obligation to provide, benefits (including death or medical benefits), whether or not insured, with respect to any former or current employee of any MDL Group Company, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with the MDL Group Company other than (1) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code or similar Laws of any state, (2) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code, (3) disability benefits that have been fully provided for by insurance under an Employee Benefit Plan that constitutes an “employee welfare benefit plan” within the meaning of Section (3)(1) of ERISA, or (4) benefits in the nature of severance pay with respect to one or more of the employment contracts set forth on Schedule 2.8(e).

(f)            There is no contract, plan or arrangement covering any employee or former employee of any MDL Group Company that, individually or collectively, as a result of the transactions contemplated by this Agreement, could give rise to the payment of any amount that would not be deductible by the applicable MDL Group Company by reason of Section 280G of the Code.  For purposes of the foregoing sentence, the term “payment” shall include any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits.  Except as set forth on Schedule 2.8(f), the execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (1) entitle any person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Employee Benefit Plan or (2) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Employee Benefit Plan.

(g)           Schedule 2.8(g) sets forth a list of all written employment, compensation, bonus, and severance agreements for each Employee.

(h)           Except as set forth on Schedule 2.8(h), each Employee Benefit Plan has been maintained in all material respects in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities.

Section 2.9             Actions and Proceedings.  Except as set forth on Schedule 2.9, there are no (a) outstanding material judgments, orders, writs, injunctions or decrees of any Governmental Entity relating to or involving any MDL Group Company, the Business or any Additional Asset or (b) material actions, suits, claims, investigation or legal, administrative or arbitration proceedings pending or, to Sellers’ knowledge, threatened by or against or relating to or involving any MDL Group Company, the Business or any Additional Asset.

Section 2.10           Compliance with Applicable Laws.

Except as set forth in Schedule 2.10, the Business and the business of the MDL Group Companies is being, and for the past two (2) years has been, conducted in material compliance with all existing material federal, state or  local statutes, laws, ordinances, orders, judgments, rules or regulations or similar requirements of Governmental Entities applicable to it (“Laws”).  No MDL Group Company has received any written notice of or been charged with the violation of any material Laws.  Sellers and MDL Group Companies have in force, and the Business is being conducted in material compliance with the terms and conditions of, all material licenses, permits, exemptions, consents, authorizations, approvals and certificates of Governmental Entities which are material to the conduct of the Business and which are required under any Law in connection with the Business (“Permits”), in each case as presently conducted.  No Seller or MDL Group Company is in material violation or material breach of, no event has occurred which would constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, modification or acceleration) of, and no inquiries, proceedings or investigations are pending, or to Sellers’ knowledge threatened, relating to any term, condition or provision of any Permit.  No action by any Governmental Entity has been taken or, to Sellers’ knowledge, threatened, in connection with the expiration, continuance or renewal of any such Permit.  None of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

Section 2.11           Intellectual Property.

(a)           Except for (i) assets, properties and services to be provided under the Transition Services Agreement and the Services Agreements and (ii) the assets, properties and services currently provided under the Shared Services agreements and the Master Services Agreements, the MDL Group Companies own or possess adequate license or other rights to use all Intellectual Property which is used in and material to the conduct of the Business as presently conducted as of the date hereof (or planned to be conducted within the next 12 months pursuant to a written plan of an MDL Group Company in existence as of the date hereof) (“Necessary Intellectual Property”).  Consummation of the transactions contemplated herein will not materially restrict, impair or extinguish any rights any MDL Group Company currently has to use the Necessary Intellectual Property.

(b)           Except as set forth on Schedule 2.11(b), no claims are pending against any MDL Group Company, nor do Sellers know of any claims threatened in writing, (i) to the effect that the conduct of the Business by the MDL Group Companies infringes on or otherwise violates the rights of any third party, or (ii) challenging the ownership or possession by an MDL Group Company of its rights to any Necessary Intellectual Property, or (iii) challenging the validity or enforceability of any Intellectual Property of the MDL Group Companies.  To Sellers’ knowledge, (i) no other person is materially infringing or otherwise materially violating any of the Necessary Intellectual Property  and (ii) the operation of the Businesses of the MDL Group Companies as currently conducted (or planned to be conducted within the next 12 months pursuant to a written plan of an MDL Group Company in existence as of the date hereof) does not materially infringe or misappropriate any Intellectual Property of any third party or materially violate any right of any third party (including any right to privacy or publicity).

(c)           None of the Necessary Intellectual Property is subject to any outstanding decree, order, judgment or stipulation restricting in any material manner the licensing thereof by the applicable MDL Group Company.

(d)           The MDL Group Companies own or possess adequate license or other rights in the computer programs, computer software, and applications currently marketed (or currently under development and intended for marketing within the next 12 months) by the MDL Group Companies (“Software”) which are material to the conduct of the Business as presently conducted by the MDL Group Companies as of the date hereof.  To Sellers’ knowledge, Schedule 2.11(d) sets forth a complete list of all software (including object code and/or source code) that is incorporated in the Software and is not solely owned by the applicable MDL Group Company.

(e)           Schedule 2.11(e) sets forth a complete list of the MDL Registered IP.   For the purposes of this Agreement, “MDL Registered IP” means all Intellectual Property of the MDL Group Companies registered (or the subject of a pending application for registration) in the United States or any foreign country.  Except as set forth on Schedule 2.11(e), all such MDL Registered IP has been duly filed in the United States Patent and Trademark Office or U.S. Copyright Office, or their foreign equivalents and has been properly maintained or renewed in accordance with all applicable provisions of applicable Law, except where any failure to so file, maintain or renew could not reasonably be expected to have a material effect on the Business.

(f)            None of the Necessary Intellectual Property owned or exclusively licensed by the MDL Group Companies has been adjudicated invalid or unenforceable, and to Sellers’ knowledge all such Necessary Intellectual Property is valid and enforceable.  Each applicable MDL Group Company has used reasonable commercial efforts to maintain the confidentiality of its Intellectual Property to the extent the value thereof is contingent upon maintaining confidentiality, except where failure to so maintain would not reasonably be expected to have a material effect on the Business.

(g)           Except as set forth on Schedule 2.11(g), to Sellers’ knowledge, none of the MDL Group Companies’ products or portion thereof constituting Software are being distributed, in whole or in part, or are being used by any MDL Group Company in conjunction with any Public Software.  “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models including the GNU General Public License (GPL) or the GNU Lesser General Public License (LGPL).

(h)           To Sellers’ knowledge, none of the Software used in the Business (including in any software marketed or under development by the MDL Group Companies) contains any worm, bomb, backdoor, clock, timer, or other disabling device code, design or routine which can cause software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command by any person, in each case where such item would materially affect the use or operation of such Software.

(i)            In the ordinary course, Sellers undertake contractual obligations to deposit certain source code of certain Software products into escrow accounts.  To Sellers’ knowledge, no breach of any such contractual obligations has occurred which would result in the release from escrow of the relevant source code.

(j)            As used in this Agreement, “Intellectual Property” means all of the following and all worldwide rights therein, arising therefrom, or associated therewith:  (i) trademarks, trade names, trade dress, service marks, logos, business names, and all registrations thereof and applications for registration therefor (including all goodwill associated thereto); (ii) copyrights, copyright registrations, mask works and mask work registrations, and applications therefore and all other rights corresponding thereto throughout the world; (iii) trade secrets, proprietary information, technology, know-how, processes, technical data and customer lists; (iv) patents, patent applications, and all reissues, divisions, renewals, reexaminations, extensions, provisionals, continuations, continuing prosecution applications and continuations-in-part thereof, and inventions and improvements (whether or not patented or patentable); (v) computer software, including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; and (vi) databases and data collections and all rights therein throughout the world.

Section 2.12           Labor Matters.

(a)           Except as set forth in Schedule 2.12(a), no MDL Group Company is, nor are any of Sellers’ or their Affiliates with respect to any of the Employees, a party to or otherwise bound by or currently negotiating in connection with entering into any collective bargaining or any other type of collective labor or union agreement, and there is no labor union or other organization representing any Employee.  No MDL Group Company is in negotiation with any relevant staff or works council to change any fundamental terms and conditions of employment. No strike, labor suit or proceeding or labor administrative proceeding is pending or, to Sellers’ knowledge, threatened in writing respecting the Employees, and, to Sellers’ knowledge, no such matter has been threatened within the three (3) year period prior to the date of this Agreement.  Each MDL Group Company, and each Seller and their Affiliates with respect to any Employees employed by them, as applicable, have complied in all material respects with, and are presently in compliance with, all applicable material Laws pertaining to the employment of Employees, including all such material Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities.

(b)           Except as set forth on Schedule 2.12(b), in the three (3) years prior to the date hereof, no MDL Group Company has been, nor have any of Sellers’ or their Affiliates with respect to any of the Employees been, a party to any court, arbitration or administrative proceeding in which such MDL Group Company or Sellers or their Affiliates (with respect to the Employees) was, or is, alleged to have violated any material Laws, or any judgments, orders, writs, injunctions, decrees, rulings or assessments of any Governmental Entity, or any arbitration awards, relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, income tax withholding, and/or privacy rights of employees.  Except as set forth on Schedule 2.12(b), in the three (3) years prior to the date hereof, no MDL Group Company has, nor have any of Sellers’ or their Affiliates with respect to any of the Employees, effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq. (the “WARN Act”) (or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of an MDL Group Company or (ii) a “mass layoff” as defined in the WARN Act (or any similar state, local or foreign Law) affecting any site of employment or facility of an MDL Group Company or any of Sellers or their Affiliates with respect to any site of employment or facility of any of the Employees employed by them.

(c)           There are no material complaints, charges or claims against any MDL Group Company brought or filed or, to the knowledge of Sellers, threatened to be brought or filed with any Governmental Entity arising out of the employment or termination of employment of any current or former employee of any MDL Group Company.

Section 2.13           Material Contracts.   Schedule 2.13 contains a complete and accurate list of all of the following kinds of contracts, agreements and arrangements to which any MDL Group Company is a party or bound:

(a)           agreements, contracts or instruments relating to any capital lease or purchase on an installment basis of any Asset (as hereinafter defined) or the guarantee of any of the foregoing;

(b)           agreements, contracts or instruments with the top 40 customers of the Business for the 3 year period from 2004 to 2006 by bookings (the “Top Customers”);

(c)           any agreements, contracts or instruments for the sale or other disposition of a material amount of Assets (in each case excluding any contracts relating to the Elsevier Retained Assets or for the license of the Business’ products or the provision of maintenance in the ordinary course of business);

(d)           agreements, contracts or instruments which have any liability or obligation involving payments in excess of $250,000 annually (excluding any contracts for the license of the MDL Group Companies’ or the Business’ products or the provision of maintenance in the ordinary course of business);

(e)           sales agency and distribution agreements and arrangements, including arrangements with independent sales representatives and organizations;

(f)            agreements, contracts or instruments which place any material restriction on the ability of any MDL Group Company to compete in any business or activity within a certain geographic area;

(g)           agreements, contracts or instruments with the top 10 suppliers or service providers (the “Top Suppliers”) of the Business in 2006 by total annual expenditures;

(h)           agreements, contracts or instruments under which any MDL Group Company has granted or received a license or sublicense or under which such MDL Group Company is obligated to pay or has the right to receive a royalty, license fee or similar payment, or any other contract involving Intellectual Property (excluding the Services Agreements and any non-exclusive licenses granted to customers of the MDL Group Companies in the ordinary course of business consistent with past practice, and any contract made in the ordinary course of business for information technology products or services (including software, hardware and telecommunication services) which is expected to be fully performed within one year after the date thereof, which does not require annual expenditures in excess of $250,000);

(i)            agreements, contracts or instruments relating to joint ventures or strategic alliances with any other person;

(j)            agreements, contracts or instruments relating to incurrence or extension of any Indebtedness in each case in excess of $250,000;

(k)           agreements, contracts or instruments for the acquisition of any business within the past three (3) years, whether by merger, stock purchase or asset purchase; and

(l)            any agreement to enter into any of the foregoing.

All of the foregoing contracts, agreements and arrangements disclosed in Schedule 2.13, or required to be disclosed pursuant to Section 2.13 including all amendments and modifications thereto, are referred to herein as “Material Contracts”.  Sellers have heretofore delivered to Buyer current and complete copies of the documents constituting all of the Material Contracts.  Except as otherwise specified on Schedule 2.13, each Material Contract is in full force and effect, and is a legal valid and binding obligation of the MDL Group Company or, with respect to the Additional Assets, the Seller that is a party thereto and, to Sellers’ knowledge, of each other party(ies) thereto, enforceable in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is sought at law or in equity).  Except as set forth on Schedule 2.13, each MDL Group Company or, with respect to the Additional Assets, the applicable Seller has performed all material obligations required to be performed by it under the Material Contracts to which it is a party, and neither such MDL Group Company nor Seller nor, to Sellers’ knowledge, any other party(ies) to such Material Contracts, is (with or without the lapse of time or the giving of notice, or both) in material breach or material default thereunder, nor has such MDL Group Company or Seller received written notice that it is in material breach or material default thereunder.

Section 2.14           Title and Sufficiency of Assets.

(a)           Except for (i) the assets, properties and services to be provided under the Transition Services Agreement and the Services Agreements, (ii) the assets, properties and services provided under the Shared Services agreements and the Master Services Agreements, and (iii) the Additional Assets, the MDL Group Companies own, lease or have the legal right to use all of the properties and assets, used or held for use in or relating to the conduct of the Business as currently conducted (all such properties and assets being the “Assets”).  Except for the assets, properties and services referred to in clauses (i) and (ii) above, the Assets and the Additional Assets are sufficient to conduct the Business as currently conducted (or currently proposed to be conducted within the next 12 months pursuant to a written plan of an MDL Group Company in existence as of the date hereof).  Except as set forth on Schedule 2.14(a), the MDL Group Companies, and Sellers with respect to the Additional Assets collectively, have good and valid title to the Assets other than the Intellectual Property, free and clear of all mortgages, liens, assessments, claims, pledges, security interests, deeds of trust, claims, leases, sub-leases, charges, options, rights of first refusal, easements, rights of way, servitudes, restrictions (whether voting, transfer or otherwise) or other encumbrances (collectively, “Encumbrances”), except for (i) liens for Taxes and other governmental charges that are not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which there are adequate accruals or reserves on the Financial Statements), (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar liens arising in the ordinary course of business or being contested in good faith, (iii) the rights, if any, of third-party suppliers or other vendors having possession of any such Assets, or (iv) Encumbrances which would not, individually or in the aggregate, reasonably be expected to materially impair the current use or the value of the Assets or the Additional Assets subject to such Encumbrances (the encumbrances described in clauses (i) through (iv) being referred to collectively as, the “Permitted Encumbrances”).

(b)           Except as set forth on Schedule 2.14(b), Sellers have good and valid title to the Additional Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

(c)           The representations and warranties set forth in this Section 2.14 shall not apply to Intellectual Property.  All representations and warranties relating to title to any Intellectual Property are set forth in Section 2.11 hereof.

Section 2.15           Environmental Laws and Regulations.   Except as set forth on Schedule 2.15, (a) the Business is, and has been, conducted in material compliance with all applicable material Laws relating to protection of the environment, to human health and safety or to hazardous substances, including all permits and governmental authorizations (collectively, “Environmental Laws”, (b) the MDL Group Companies have obtained or caused to be obtained all material environmental permits necessary for the operation of the Business to comply with all applicable material Environmental Laws, and the MDL Group Companies are in material compliance with the terms of such permits, (c) there has been no written environmental audit conducted within the past five years by or on behalf of any MDL Group Company with respect to the Leased Premises which has not been delivered to Buyer prior to the date hereof, and (d) the MDL Group Companies and Sellers have not received any written notice of any actions, causes of action, claims, investigations, complaints, written demands or written notices asserting any liability against or violation by any MDL Group Company or the Business under any Environmental Law.

Section 2.16           Taxes.

(a)           Except as set forth on Schedule 2.16(a), all Tax Returns required to be filed by or with respect to any MDL Group Company have been timely filed in accordance with applicable Laws, and each such Tax Return is accurate and complete in all material respects.  All Taxes due by or with respect to any MDL Group Company have been timely paid (whether or not shown on any Tax Return).  No MDL Group Company has requested or is the beneficiary of an extension of time within which to file any Tax Return, which Tax Return has not since been filed within the period of such extension.  None of the MDL Group Companies (or any member of any affiliated, consolidated, combined or unitary group of which an MDL Group Company is or has been a member) has granted any extension or waiver of the statute of limitations period, or of the time for assessment or collection, applicable to any Tax or Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.  All Tax Returns filed with respect to Tax years of the MDL Group Companies through the Tax year ended December 31, 1999 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(b)           As used herein, “Tax” or “Taxes” means (i) any federal, state, local or foreign income, alternative or add-on minimum, windfall profit, gross income, gross receipts, property, sales, use, transfer, severance, production, franchise, net worth, ad valorem, value-added, stamp, environmental, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax of any kind whatsoever, goods and services, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed or required to be withheld by any governmental authority and any liability for any of the foregoing as transferee, (ii) in the case of any MDL Group Company, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the MDL Group Company to a taxing authority is determined or taken into account with reference to any activities, assets or other attributes of any other person and (iii) liability of any MDL Group Company for the payment of any amount as a result of being party to any Tax Sharing Agreement or of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement), any Law, rule or regulation or of being a transferee or successor; “Tax Return” means any return, report, election, statement, form or similar document required to be filed or filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax, and “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding any MDL Group Company that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

(c)           No MDL Group Company has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(d)           Except as set forth on Schedule 2.16(d), there is no action, suit, proceeding, investigation, audit, claim, collection or assessment pending, being conducted or proposed or, to Sellers’ knowledge threatened, with respect to any Tax Return or Taxes with respect to any of the MDL Group Companies.  There are no Encumbrances for Taxes upon any of the Assets or the Additional Assets except Encumbrances relating to current Taxes not yet due.  All Taxes which any of the MDL Group Companies are required by Law to withhold or to collect have been duly withheld and collected and have been paid to the appropriate governmental authority, and the MDL Group Companies have complied with all information reporting and withholding requirements, in connection with amounts paid or owing to any employee, independent contractor, or other third party.  There are no requests for rulings or determinations in respect of any Tax pending between any MDL Group Company and any governmental authority.  None of Sellers, their Affiliates, or the MDL Group Companies has received a written tax opinion with respect to any transaction relating to any MDL Group Company, other than a transaction in the ordinary course of business.  There are no agreements or arrangements with any governmental authority with regard to the Tax liability of any MDL Group Company.

(e)           None of the MDL Group Companies is a party to, or bound by, any tax indemnity agreement or Tax Sharing Agreement and none of the MDL Group Companies has assumed the Tax liability of any other person under contract.

(f)            None of the MDL Group Companies has been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code (i) within the three (3)-year period ending as of the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code).

(g)           None of the assets of the MDL Group Companies (i) are property that are required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, or (ii) are “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(h)           There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Laws) that are required to be taken into account by the MDL Group Companies in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

(i)            None of the MDL Group Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) the look-back method (as defined in Section 460(b) of the Code), (ii) any installment sale or other open transaction disposition made prior to the Closing Date, (iii) change in method of accounting for a taxable period beginning on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, or (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(j)            No MDL Group Company has engaged, or deemed engaged, in a “reportable transaction,” as set forth in Treasury Regulation Section 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(k)           Since December 31, 2003, none of Sellers, their Affiliates, or the MDL Group Companies has made or changed any tax election, changed any annual tax accounting period, adopted or changed any method of tax accounting, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, or surrendered any right to claim a Tax refund, offset or other reduction in Tax liability, in each case, to the extent such action relates to or affects the tax liabilities of the MDL Group Companies.

(l)            There is no consolidated overall foreign loss that could be allocated, in whole or in part, to any MDL Group Company in any material respect.

(m)          No election has been made under Treasury Regulations Section 301.7701-3 or any similar provision of Tax Law to treat any MDL Group Company as an association, corporation or partnership, and none of the MDL Group Companies has ever been disregarded as an entity, or treated as a partnership, for Tax purposes.

(n)           Sellers have timely paid all Taxes required to be paid, the non-payment of which would result in an Encumbrance, other than Permitted Encumbrances, on any Additional Asset, would otherwise adversely affect the Business in any material respect or would result in Buyer becoming liable or responsible therefor.  Sellers have established adequate reserves for the payment of all Taxes which arise from or with respect to the Additional Assets, the non-payment of which would result in an Encumbrance, other than Permitted Encumbrances, on any Additional Asset, would otherwise adversely affect the Business in any material respect or would result in Buyer becoming liable therefor.

(o)           Sellers have delivered (or made available for review at an electronic data room) to Buyer correct and complete copies of all federal income Tax Returns filed with respect to, and examination reports, and statements of deficiencies assessed against or agreed to by, any of the MDL Group Companies which were filed or received after 2003.

(p)           No MDL Group Company is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax Law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax Law).

(q)           Except as set forth on Schedule 2.16(q), none of the MDL Group Companies (i) has been a member of an affiliated group filing a consolidated, combined, affiliated, unitary or similar Tax Return or (ii) has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

Section 2.17           Brokers or Finders.   No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Deutsche Bank Securities Inc., whose fees and expenses will be paid by Sellers.

Section 2.18           Shared Services.   Schedule 2.18 contains a summary of the material support services (i) provided by Sellers or any of their Affiliates (other than the MDL Group Companies) to the MDL Group Companies and the Business as of the date hereof, and (ii) provided by the MDL Group Companies to Sellers or any of their Affiliates (other than the MDL Group Companies) (“Shared Services”).

Section 2.19           Master Services Agreements.   Schedule 2.19 lists all master service agreements to which Sellers or their Affiliates are parties and pursuant to which the MDL Group Companies are provided with material goods or services (“Master Services Agreements”).

Section 2.20           Related Party Transactions.   Except for the intercompany account balances and cash pooling arrangements of the MDL Group Companies and Sellers, all of which will be handled in accordance with Section 4.12 below, neither Sellers nor any of their Affiliates have borrowed any monies from or have outstanding any Indebtedness or other similar obligations to the MDL Group Companies.

Section 2.21           Customers.   Schedule 2.21 sets forth the names of all the Top Customers of the Business.  Neither Sellers nor the MDL Group Companies have received any written notice within the six (6) months prior to the date of this Agreement that any of the Top Customers has ceased, or will cease, to use the goods or services of the MDL Group Companies, or has substantially reduced, or will substantially reduce, the use of such goods or services at any time, in each case whether as a result of the transactions contemplated hereby or otherwise.

Section 2.22           Suppliers.   Schedule 2.22 sets forth the names of all the Top Suppliers of the Business.  Neither Sellers nor the MDL Group Companies have received any written notice within the six (6) months prior to the date of this Agreement that any of the Top Suppliers has ceased, or will cease, selling raw materials, supplies, merchandise, other goods or services to the MDL Group Companies on terms and conditions substantially similar to those used in its current sales to the MDL Group Companies, in each case whether as a result of the transactions contemplated hereby or otherwise.

Section 2.23           Indebtedness.   As of the Closing, no MDL Group Company shall have any outstanding Indebtedness.  For purposes of this Agreement, “Indebtedness” of any MDL Group Company shall mean any liability or obligation of any MDL Group Company, whether as a direct obligor, or guarantor, surety or otherwise (other than product warranties made in the ordinary course of business), (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar debt instruments, (iii) under any hedging or swap obligation or other similar arrangement, (iv) capitalized leases and (v) all outstanding prepayment premiums that are due and payable, if any, and accrued interest, fees and expenses related to any of the items set forth in clauses (i) through (iv).

Section 2.24           Insurance.   Schedule 2.24 sets forth the insurance coverage maintained and owned by the MDL Group Companies with respect to the Business.  All of such insurance policies are in full force and effect, and the MDL Group Companies are not in default in any material respect with respect to their obligations under any such insurance policies.  Neither Sellers nor the MDL Group Companies have received written notice of the termination of any of such policies.

Section 2.25           Receivables.   All accounts, notes receivable and other receivables arising out of or relating to the Business as of June 30, 2007 have been included in the Current Balance Sheet, and all accounts, notes receivable and other receivables arising out of or relating to the Business as of the Closing Date are or will be reflected in the books and records of the Business, and are or will be carried in the aggregate at values determined in accordance with the Seller Accounting Principles applied on a consistent basis.  Subject to any reserves for doubtful accounts reflected in the books and records of the MDL Group Companies (which reserves are, individually and in the aggregate, not material in amount and have been determined in accordance with the Seller Accounting Principles applied on a consistent basis), none of the MDL Group Companies and no Seller has received written notice from any customer disputing in any material respect its obligations to pay any invoiced amounts included in any accounts receivable described in this Section 2.25.

Section 2.26           Disclaimer.   Buyer acknowledges and agrees that except for the representations and warranties contained in this Article II, none of Sellers nor any of their directors, officers, employees, shareholders, agents, Affiliates or representatives, nor any other person, has made or shall be deemed to have made any representation or warranty to Buyer, express or implied, at law or in equity, with respect to the MDL Group Companies or the Business or the execution and delivery of this Agreement or the transactions contemplated hereby, including, as to the accuracy or completeness of any information, documents or materials regarding the MDL Group Companies or the Business furnished or made available to Buyer and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby (“Evaluation Material”). Except for the representations and warranties set forth in this Article II (as modified by the Schedules hereto), Sellers and the MDL Group Companies hereby disclaim all liability and responsibility for any representations, warranties, projections, forecasts, statements or information made, communicated or furnished (orally or in writing) to Buyer and its representatives.  Sellers and MDL Group Companies make no representations or warranties to Buyer regarding the probable success or profitability of the MDL Group Companies or the Business.  The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 3.1             Organization.   Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of Delaware.  Buyer has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

Section 3.2             Authorization, Validity of Agreement.   Buyer has full corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer of this Agreement and the Collateral Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by its Board of Directors and no other corporate action on the part of Buyer is necessary to authorize the execution and delivery by Buyer of this Agreement or the Collateral Agreements and the consummation by it of the transactions contemplated hereby or thereby.  This Agreement has been (and the Collateral Agreements will be) duly executed and delivered by Buyer, and, assuming due and valid authorization, execution and delivery thereof by Seller, this Agreement constitutes (and the Collateral Agreements when executed and delivered will constitute) the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.3             Consents and Approvals; No Violations.   Neither the execution, delivery or performance of this Agreement or the Collateral Agreements by Buyer nor the consummation by Buyer of the transactions contemplated hereby or thereby will:  (i) violate any provision of the certificate of incorporation of Buyer; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound; (iii) violate any material order, writ, judgment, injunction, decree, or Laws applicable to Buyer or any of its properties or assets; or (iv) except as set forth on Schedule 3.3 and except for filings pursuant to the HSR Act, require on the part of Buyer any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity, including any foreign Governmental Entity, other than, in each case, such violations, breaches, defaults, or failures to file or register that would not have a Material Adverse Effect on Buyer.

Section 3.4             Actions and Proceedings.   There are no (i) outstanding judgments, orders, writs, injunctions or decrees of any court or Governmental Entity against Buyer or (ii) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to Buyer’s knowledge, threatened in writing against Buyer, except in each case as would not have a Material Adverse Effect on Buyer.

Section 3.5             Accredited Investor; Purchase Entirely for Own Account; Financial Condition; Experience.

(a)           Buyer is an “accredited investor” within the meaning of that term as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended.

(b)           The Shares will be acquired for investment for Buyer’s own account and not with a view to the distribution of any part thereof in violation of the Securities Act of 1933, as amended.  Buyer does not have any contract, undertaking or agreement with any Person to sell, transfer, or grant participations with respect to any of the Shares.

(c)           Buyer’s financial condition is such that it is able to bear the risk of holding the Shares for an indefinite period of time and can bear the loss of its entire investment in its Shares.

(d)           Buyer has such knowledge and experience in financial and business matters and in making high risk investments of this type that it is capable of evaluating the merits and risks of the purchase of the Shares.

Section 3.6             Brokers or Finders.   Buyer represents, as to itself, its Subsidiaries and its Affiliates, that other than Thomas Weisel Partners LLC, whose fees and expenses will be paid by Buyer, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 3.7             Sufficient Funds and Resources.   Buyer will have sufficient liquid funds (through cash on hand, existing credit arrangements or otherwise) to pay all amounts payable by Buyer hereunder at the Closing, including payment of the Purchase Price, and sufficient funds and resources to perform and discharge its obligations under this Agreement from and after the date hereof.

Section 3.8             Condition of Business.   Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that neither the MDL Group Companies nor Sellers are making any representations or warranties whatsoever, express or implied, beyond those expressly given by Sellers in Article II (as modified by the Schedules hereto).  Without limiting the rights Buyer has under the affirmative indemnities contained in Sections 7.2(a)(iii) and (iv), any claims Buyer may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller set forth in Article II (as modified by the Schedules hereto).  Buyer further represents that none of Sellers nor any of their respective Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the MDL Group Companies or the Business not expressly set forth in this Agreement, and that none of the MDL Group Companies, Sellers, or any of their respective Affiliates, officers, directors, employees, agents or representatives will have or be subject to any liability to Buyer or any other Person beyond that set forth in this Agreement resulting from the distribution to Buyer or its representatives or Buyer’s use of, any such information, including any confidential memoranda distributed on behalf of the MDL Group Companies relating to the MDL Group Companies and the Business or other publications or data room information provided to Buyer or its representatives, or any other document or information in any form provided to Buyer or its representatives in connection with the sale of the MDL Group Companies and the Additional Assets and the transactions contemplated hereby. Buyer acknowledges that from and after the date hereof, neither Buyer nor any of the MDL Group Companies shall have any ownership, use or other rights in any of the Elsevier Retained Assets, all of which rights are hereby irrevocably waived, other than as may be permitted or required under any of the Services Agreements or Transition Services Agreement, and Sellers acknowledge that from and after the Closing Date, none of the Sellers shall have any ownership, use or other rights in any of the assets of any of the MDL Companies or any of the Additional Assets, all of which rights are hereby irrevocably waived, other than as may be permitted or required under any of the Services Agreements or Transition Services Agreement.

ARTICLE IV

COVENANTS

Section 4.1             Conduct of the Business Pending the Closing.   From the date hereof through and including the Closing Date, except (1) as set forth on Schedule 4.1, (2) as required by applicable Law (for which, to the extent practicable, Sellers shall provide prior notice to Buyer), (3) as otherwise specifically contemplated by this Agreement, (4) with respect to the transfer of any Elsevier Retained Assets to any Seller or Affiliate thereof or (5) with the prior written consent of Buyer, Sellers (a) shall conduct the Business, and shall cause each MDL Group Company to conduct the Business, only in the ordinary course of business, shall use commercially reasonable efforts to preserve the present business operations, organization and goodwill of the Business in all material respects, preserve the condition and integrity of the Additional Assets in all material respects and preserve the present relationships with customers and suppliers, including the Top Customers and Top Suppliers (to the extent such Top Suppliers are customers or suppliers, respectively, of the Business as of the date hereof), and (b) shall not:

(i)            transfer, issue, sell, encumber or dispose of any equity interests of any MDL Group Company or grant options, warrants, calls or other rights to purchase or otherwise acquire equity interests or other securities of or any stock appreciation, phantom stock or other similar right with respect to any MDL Group Company;

(ii)           except as contemplated by Section 4.12, effect any recapitalization, reclassification or any other change in the capitalization of any MDL Group Company;

(iii)          amend the organizational documents of any MDL Group Company;

(iv)          except after consultation with Buyer, hire any new employees into any MDL Group Company or, except in the ordinary course of business, (A) increase the annual level of compensation, bonus or any other benefits payable or to become payable by any MDL Group Company to any of its directors or Employees; (B) grant or increase any bonus, severance, termination pay, benefit or other direct or indirect compensation to any director or Employee; or (C) enter into, establish, amend or terminate any employment, consulting, retention, change of control, labor or collective bargaining, bonus or other incentive compensation, profit sharing, health or welfare, stock option or other equity, pension, retirement, vacation, severance or deferred compensation, non-competition or similar agreement, or any other plan, agreement, program, policy or arrangement for the benefit of Employees that would constitute an Employee Benefit Plan, to which any MDL Group Company would be a party or otherwise would have any liability or potential liability except to the extent any such action is taken with respect to similarly situated employees of Related Persons who participate in an Employee Benefit Plan;

(v)           make any material change in any method of accounting or accounting practice, other than in accordance with the Seller Accounting Principles or as required by applicable Law;

(vi)          permit any MDL Group Company to enter into or agree to enter into any merger or consolidation with any corporation or other entity, or acquire any business or the securities of any other person (whether by merger, stock purchase, asset purchase or otherwise);

(vii)         enter into any contract or commitment with respect to the Business, the Assets or the Additional Assets not in the ordinary course of business or create or permit to be created any Encumbrance with respect to the Business, the Assets or the Additional Assets, other than Permitted Encumbrances;

(viii)        sell or otherwise dispose of any material portion of the Business, the Assets or the Additional Assets or make any commitment to do so, not in the ordinary course of business;

(ix)           enter into any contract or commitment which (i) imposes any material restriction on the ability of any MDL Group Company to compete in any business or activity within a certain geographic area, or pursuant to which any benefit or right is required to be given or lost as a result of so competing, (ii) which grants any material exclusive license, supply or distribution agreement or other exclusive rights, (iii) which grants any material “most favored nation”, rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Intellectual Property Right, (iv) requires the purchase of all or substantially all or a given portion of the Business’ requirements from a given third party which is material to the Business, or (v) would have any of the foregoing effects on Buyer or any of its Affiliates after the Closing;

(x)            incur, assume, guarantee or extend any Indebtedness, except in the ordinary course of business consistent with past practice or which will be reflected as an Intercompany Balance or any debt owed to any Seller or their Affiliates which will be eliminated at Closing;

(xi)           create or suffer to incur any Encumbrance on any Asset or any Additional Asset other than Permitted Encumbrances;

(xii)          except as contemplated by Section 4.12, lend money to any person (other than routine travel advances made to employees in the ordinary course of business), or incur or guarantee any indebtedness for borrowed money or any long-term indebtedness;

(xiii)         enter into or become bound by, or permit any of the assets owned or used by the Business to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract except renewals of Material Contracts with Top Customers and Top Suppliers made in the ordinary course of business consistent with past practice;

(xiv)        fail to maintain adequate insurance coverage with respect to the Business and the Additional Assets at levels consistent with past practice;

(xv)         settle, or offer or propose to settle, any material litigation, investigation, arbitration, proceeding or other claim involving or against the Business;

(xvi)        make, amend or change any Tax election, change an annual accounting period, adopt or change any accounting method, make a request for a tax ruling or surrender any right to claim a refund of Taxes to any of the MDL Group Companies, file any amended Tax Return or any amendment to any previously filed Tax returns (which may adversely affect any of Buyer, the MDL Group Companies or any of their respective Affiliates for any period ending after the Closing Date), or enter into any closing agreement or settle or compromise any Tax liability, claim or assessment (which may adversely affect any of Buyer, the MDL Group Companies or any of their Affiliates for any period ending after the Closing Date); or

(xvii)       enter into any contract or letter of intent to do anything prohibited by this Section 4.1.

Section 4.2             Consents.   Prior to the Closing, Sellers shall cause the MDL Group Companies to use their commercially reasonable efforts to obtain, and Buyer and Sellers shall use their commercially reasonable efforts to assist the MDL Group Companies in obtaining, at the earliest practicable date, all third party consents identified on Schedule 2.3 hereto.

Section 4.3             Regulatory Approvals.   Buyer and Sellers shall use commercially reasonable efforts to (a) make or cause to be made all filings required of each of them or any of their respective subsidiaries or Affiliates under the HSR Act or other Antitrust Laws (as hereinafter defined) with respect to the transactions contemplated herein as promptly as practicable and, in any event, within five (5) business days after the date of this Agreement in the case of all filings required under the HSR Act and within two (2) weeks in the case of all other filings required by other Antitrust Laws, (b) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective subsidiaries or Affiliates from the Federal Trade Commission (“FTC”), the Antitrust Division or any other Governmental Entity in respect of such filings or the transactions contemplated herein, and (c) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Entity under any Antitrust Laws with respect to any such filing or the transaction contemplated herein.  Each such party shall use its commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated herein.  Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with any Governmental Entity regarding any such filings.  No party hereto shall independently participate in any formal meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate.  Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws.  Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 4.3 or otherwise as “outside counsel only”.  Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.  Notwithstanding anything in this Agreement to the contrary, the parties understand and agree that the commercially reasonable efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity in connection with the transactions contemplated hereby or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to the Business, the Assets or the Additional Assets.

All filing fees incurred pursuant to this Section 4.3 shall be borne by Buyer.

As used in this Agreement, “Antitrust Laws” means any of the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate mergers and acquisitions and/or actions having the purpose or effect of lessening competition, monopolization or restraining trade.

Section 4.4             Employees, Wages and Benefits.

(a)           Post-Closing Employment.  On the Closing Date, Buyer agrees to cause the MDL Group Companies to employ all Employees employed by an MDL Group Company, or with respect to the Foreign Employees not employed by an MDL Group Company, offer to employ each of such employees, with salaries, annual target bonus amounts and benefits that are substantially comparable in the aggregate to the compensation and benefits available to such Employees as of the date hereof.  Buyer further agrees, with respect to Foreign Employees employed by an MDL Group Company, to cause the applicable MDL Group Company to abide by existing contractual terms applicable to such Foreign Employees as disclosed in Schedule 2.8(a).  The Employees listed on Schedule 4.4(a)(i) as updated through the Closing Date to reflect the termination of employment of any Domestic Employees or the hiring of any new employees pursuant to Section 4.1(b)(iv),  and the Foreign Employees listed on Schedule 4.4(a)(ii) as updated through the Closing Date to reflect the termination of employment of any Foreign Employees or the hiring of any new employees pursuant to Section 4.1(b)(iv), who accept offers of employment from, and commence employment with, Buyer, are referred to herein as the “Transferred Employees.”  Sellers shall use commercially reasonable efforts to assist Buyer in securing an acceptance of a Buyer offer of employment from each of the individuals listed on Schedules 4.4(a)(i) and 4.4(a)(ii).

(b)                                 Employee Benefit Plans.  Except as otherwise expressly set forth herein, effective as of the Closing Date, the participation of each Employee and the spouse, former spouse, domestic partner, dependent and beneficiary of any Employee, and all service credits and benefit accruals under the Employee Benefit Plans with respect to any of such persons, shall cease.  Transferred Employees shall be given credit for all service with an MDL Group Company, Sellers or Sellers’ Affiliates, as applicable, (or to any predecessors thereof) under the applicable benefit plans of Buyer, for purposes of eligibility to participate, vesting and, as to welfare and benefit plans and vacation benefits, benefits accrued in those employee benefit plans to the same extent as such service was credited for such purpose under any of the applicable Employee Benefit Plans, except that no such service shall be required to be credited for purposes of determining benefit accruals under any defined benefit plan.  In addition, Buyer shall assume all accrued leave entitlements.  Buyer shall use its reasonable best efforts to obtain the agreement of any applicable insurance carrier under the relevant insurance contract for each welfare plan of Buyer in which the Transferred Employees become participants, to (i) cause there to be waived any pre-existing condition, domestic partner or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Employees under similar plans maintained by the MDL Group Companies and its Affiliates immediately prior to the Closing Date.  Notwithstanding anything else in this Agreement, nothing herein shall require Buyer to employ any of the Transferred Employees for any specified period of time following the Closing Date.  Except as set forth on Schedule 4.4(b) or as otherwise required by applicable Law, Buyer acknowledges that none of the Employee Benefit Plans will be transferred by Sellers or their Affiliates or made available to the employees of the MDL Group Companies by Sellers or their Affiliates from and after the Closing.  Except as set forth in this Section 4.4, Sellers shall retain all liabilities with respect to the Employee Benefit plans set forth on Schedule 4.4(b) after the Closing Date.

(c)                                  401(k) Plans.  As soon as practicable after the Closing Date, Buyer shall establish or designate a plan intended to qualify as a “cash or deferred arrangement” within the meaning of Section 401(k) of the Code (the “Buyer 401(k) Plan”).  Each Transferred Employee (which employee shall be a Domestic Employee) who is eligible to participate in the Reed Elsevier US Salary Investment Plan (the “Reed Elsevier 401(k) Plan”) immediately prior to the Closing Date will become eligible to participate in the Buyer 401(k) Plan as soon as practicable after the Closing Date.  As soon as administratively practicable after the Closing Date, each Transferred Employee who, as of the Closing Date, is a participant in the Reed Elsevier 401(k) Plan shall be entitled to a distribution of his or her account balance in accordance with the terms of the Reed Elsevier 401(k) Plan as in effect from time to time and applicable Law, and Buyer shall take any and all action necessary to ensure that the Buyer 401(k) Plan will accept asset rollovers, including “direct rollovers” within the meaning of Section 401(a)(31) of the Code (or similar applicable Law) from the Reed Elsevier 401(k) Plan.  Such rollovers shall, to the extent permitted by the administrator of the Buyer 401(k) Plan (Buyer being obligated to use reasonable best efforts to obtain such permission), include the balance of any loans taken out by the Employee pursuant to the Reed Elsevier 401(k) Plan.  The parties will reasonably cooperate with each other to take such actions (if any) as may be appropriate so that any outstanding loans by Transferred Employees under the Reed Elsevier 401(k) Plan as of the Closing Date do not become due and payable by such Transferred Employees prior to the time at which such Transferred Employees are provided an opportunity to elect a direct rollover of such Transferred Employees’ account balances and loans under the Reed Elsevier 401(k) Plan to the Buyer 401(k) Plan.

(d)                                 Employment Termination Liabilities; Severance.  Following the Closing Date, Buyer shall cause the MDL Group Companies to assume and discharge all liabilities and obligations for the provision of notice or payment in lieu of notice or any applicable penalties under the WARN Act or any similar state or local Law arising as a result of the transactions contemplated by this Agreement.

(e)                                  Retention Benefits.  Following the Closing Date, Buyer shall be responsible for the payment of all amounts, including withholding taxes, payable pursuant to the provisions of any retention agreement entered into with any of the Transferred Employees by any Seller and listed on Schedule 4.4(e)(ii) (“Retention Agreements”); provided, however that Sellers shall reimburse Buyer for any amount reflected on Schedule 4.4(e)(ii) and labeled as either a (i) “Closing Retention Bonus” payable upon a change of control, or (ii) a “2007 Bonus” together with any applicable employer  payroll taxes with respect to each such Closing Retention Bonus and 2007 Bonus.  Such reimbursement shall be made within thirty (30) days of the Buyer providing Sellers with evidence of payment thereof and compliance with the payment obligations under the Retention Agreements (including, without limitation, a copy of the executed general release agreement with respect to each Transferred Employee listed on Schedule 4.4(e)(ii), each of which agreements shall be in a form reasonably satisfactory to Sellers).  Buyer also shall provide such other information as Sellers shall reasonably request in order for Sellers to verify the payment of any such bonus and compliance with the payment obligations under the Retention Agreements.  Buyer acknowledges and agrees that Sellers’ reimbursement obligations shall not extend to any amendments or changes to the Retention Agreements which increase the amounts payable thereunder.

Section 4.5                                      UK Subject Employees.  Notwithstanding any provision hereof to the contrary, the following provisions shall also apply following the Closing Date with respect to any of the Transferred Employees who are employed in, or otherwise subject to the Laws of, the United Kingdom (the “UK Subject Employees”).

(i)                                     Effective as of the Closing, Buyer shall employ all UK Subject Employees on terms including job titles and responsibilities, compensation, pension, welfare and fringe benefits which are substantially equivalent to the compensation, pension, welfare and fringe benefits available to the UK Subject Employees as of the day preceding the Closing Date.

(ii)                                  The parties acknowledge that the sale of the MDL Group Companies and the Business constitutes the transfer of an undertaking for the purposes of the Transfer Regulations (as such term is hereinafter defined) and accordingly any contract of employment with a UK Subject Employee to which the Transfer Regulations apply will have effect from the Closing as if originally made between the UK Subject Employee and Buyer subject to the terms of the relevant Transfer Regulations.  As used herein, “Transfer Regulations” shall mean that Transfer of Undertakings (Protection of Employment) Regulations 2006 or equivalent legislation implementing the provisions of the Acquired Rights Directive (Council Directive 2001/23/EC) which applies to any of the UK Subject Employees.

(iii)                               Buyer shall provide Sellers (or an Affiliate of Sellers, if such entity is the employer of the applicable UK Subject Employee) with all information which it or they might require in respect of Buyer’s plans for the Business and its effect on the UK Subject Employees or any measures it proposes to take affecting the UK Subject Employees as shall be required to enable Sellers (or applicable Affiliate of Sellers) to comply with any obligation to inform and consult with the UK Subject Employees, and shall indemnify Sellers (and applicable Affiliate of Sellers) for any loss, liability or costs it or they may incur in connection with its failure to do so (including each loss, liability and cost incurred as a result of defending or settling a claim alleging such a liability).

(iv)                              Buyer shall recognize and credit past service with Sellers or Sellers’ Affiliate for eligibility and vesting, but not for the benefit accrual purposes, except for vacation entitlement.

(v)                                 Following the Closing Date, the parties will implement the pension arrangements set forth in Exhibit I to this Agreement.

Section 4.6                                      Press Release.  Set forth as Exhibit J hereto is a form of press release with respect to the execution of this Agreement which has been approved for separate issuance by the parties.  Buyer and Sellers shall not issue any other press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the reasonable judgment of Sellers or Buyer, as applicable, disclosure is otherwise required by applicable Law or the rules and regulations of any stock exchange on which the securities of such party may be listed or traded; provided, that, to the extent any such disclosure is required by applicable Law or the rules and regulations of any such stock exchange, the party intending to make such disclosure shall use its commercially reasonable efforts consistent with applicable Law to consult with the other party with respect to content of such disclosure.

Section 4.7                                      Further Assurances.  Each party shall, from time to time after the Closing, without additional consideration, execute and deliver such further deeds, assignments and instruments of transfer and take such other actions as may be reasonably requested by the other party to make effective the transactions contemplated by this Agreement and the Collateral Agreements.

Section 4.8                                      Tax Matters.

(a)                                  Buyer and Sellers shall each pay, in a due and timely manner, one-half of all sales, use, value added, documentary, stamp duty, gross receipts, registration, transfer, transfer gain, conveyance, excise, recording, license and other similar taxes and fees, including any interest, penalties, additions to tax or additional amounts in respect of the foregoing (“Transfer Taxes”) arising out of or in connection with or attributable to the transfer and sale of the Shares and the Additional Assets; provided, however that Sellers shall pay all Transfer Taxes attributable to the transfer of the Elsevier Retained Assets.  Buyer and Sellers may agree in writing that one party bears a specific Transfer Tax.  Sellers shall prepare all returns in respect of Transfer Taxes; provided, however, that any such returns shall be delivered to Buyer no later than twenty (20) business days before filing for approval by Buyer, which approval shall not be unreasonably withheld or delayed.  Sellers shall file all such returns.  Buyer shall reasonably cooperate with Sellers in connection with their obligations under this Section 4.8(a).

(b)                                 Within four (4) months of the Closing, Buyer will provide to Sellers an income tax package, including any items as Sellers may reasonably request in writing within two (2) months of the Closing for the preparation of an income Tax Return for the Pre-Closing Tax Period. Sellers will prepare, in a manner consistent with past practice and at its own cost, all Tax Returns with respect to the MDL Group Companies that (i) relate to an affiliated, consolidated, combined or unitary group which includes both a Seller and an MDL Group Company (“Sellers’ Consolidated Tax Returns”) or (ii) do not include any period after the Closing Date.  Sellers shall deliver copies of each such Pre-Closing Tax Return (and the portion of any such Sellers’ Consolidated Tax Return relating to any of the MDL Group Companies) to Buyer no later than twenty (20) calendar days before the due date for filing for Buyer’s review, comments and approval, which approval shall not be unreasonably withheld or delayed, along with payment for any Tax due on such Tax Return.  Buyer shall prepare and file in a due and timely basis all other Straddle Period Tax Returns; provided, however, that Buyer shall deliver to Sellers copies of such Tax Returns (other than any such Tax Returns that are filed on a monthly basis) no later than twenty (20) calendar days before filing for approval by Sellers, which approval shall not be unreasonably withheld or delayed.  Sellers shall pay Buyer the amount representing the liability for Pre-Closing Taxes on such Tax Returns or any Pre-Closing Tax Return promptly after such approval is given, but in no event later than the due date for filing such Tax Returns.  Buyer shall within ten (10) business days provide copies of any Straddle Period Tax Return filed, in each case together with proof of full payment of all liabilities shown thereon and evidence of timely filing thereof.

Reed Elsevier US Holdings Inc. shall include the income of MDL US (including any deferred items triggered into income by Reg. §1.1502-13 and any excess loss account taken into income under Reg. §1.1502-19) on its consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income.

Sellers shall reasonably allow the applicable MDL Group Company and its counsel to participate in the portion of any audit of any Sellers’ Consolidated Tax Return to the extent that such audit relates to such MDL Group Company, and shall not settle any audit or other Tax proceedings of any of its consolidated, combined or unitary income Tax Returns to the extent that such return relates to any MDL Group Company in a manner that would adversely affect any MDL Group Company after the Closing without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

(c)                                  As used in this Agreement, the following definitions shall apply:

(i)                                     “Pre-Closing Tax Period” shall mean any Tax period ending on or prior to the Closing Date and the portion of a Straddle Period ending as of the close of business Pacific Time on the Closing Date.

(ii)                                  “Pre-Closing Tax Return” shall mean a Tax Return with respect to any Pre-Closing Tax Period.

(iii)                               “Post-Closing Tax Period” shall mean any Tax period beginning after the Closing Date and the portion of a Straddle Period beginning after the Closing Date.

(iv)                              The term “Pre-Closing Taxes” means (i) all liability for Taxes of any of the MDL Group Companies or with respect to the Additional Assets for Pre-Closing Tax Periods (including for a Straddle Period, as allocated to a Pre-Closing Tax Period in accordance with Section 4.8(c)(v) below), (ii) all liability resulting by reason of the liability of the MDL Group Companies pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign Law or regulation, or by reason of an MDL Group Company having been on or prior to the Closing Date a member of any affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the MDL Group Company is determined or taken into account with reference to the activities, assets or other attributes of any other person or that relates to any Pre-Closing Tax Period, (iii) all liability for Taxes described in clause (iii) of the definition of Tax and (iv) all liability for Taxes with respect to or arising as a result of or in connection with the Elsevier Retained Assets or any transfer or disposition thereof.

(v)                                 “Post-Closing Taxes” shall mean Taxes of the MDL Group Companies or with respect to the Additional Assets for any Post-Closing Tax Period.

(vi)                              “Straddle Period” shall mean any Tax period that includes but does not end on the Closing Date.  With respect to any Straddle Period, Taxes attributable to the Post-Closing Tax Period shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income (including any real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Additional Assets), be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Post-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be equal to the amount of Tax which would be payable for the portion of the Straddle Period beginning after the Closing Date if such portion were a complete Tax period and the Pre-Closing Tax Period ended on and included the Closing Date (determined based on an interim closing of the books as of the close of business Pacific Time on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any of the MDL Group Companies holds a beneficial interest shall be deemed to terminate at such time)).  All determinations necessary to give effect to the allocation set forth in the foregoing clause (y) shall be made in a manner consistent with prior practice of the MDL Group Companies (unless otherwise required by Law).  All other Taxes with respect to a Straddle Period shall be attributable to the Pre-Closing Tax Period.

(vii)                           “Straddle Period Tax Return” shall mean a Tax Return filed with respect to a Straddle Period.

(d)                                 Buyer shall not file any amended Tax Return for any period relating to any Pre-Closing Tax Period without the prior written consent of Sellers, such consent not to be unreasonably withheld or delayed.

(e)                                  Without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed, none of Sellers, Affiliates of Sellers and the MDL Group Companies shall, to the extent it relates to the MDL Group Companies, make or change any Tax election, amend or change any Tax Return, change any annual Tax accounting period, request a Tax ruling, adopt or change any method of Tax accounting if any such action or omission would have the effect of increasing the Tax liability of any MDL Group Company, Buyer or any Affiliate of Buyer.

(f)                                    Sellers shall cause any and all existing Tax Sharing Agreements with respect to or involving any of the MDL Group Companies to be terminated as of the Closing, such that after the Closing, none of the MDL Group Companies shall have any further rights or liabilities thereunder.

(g)                                 Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return (including any report required pursuant to Section 6043A of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes.  Buyer and Sellers further agree, upon request, to use all reasonable commercial efforts to obtain any certificate or other document from any governmental authority or customer of the MDL Group Companies or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby).

(h)                                 At the Closing, Elsevier Inc. shall deliver, and shall cause MDL US to deliver, to Buyer (i) a statement conforming to the requirements of Treasury Regulation Section 1.1445-2(c)(3) or 1.1445-2(b)(2), as applicable; and (ii) the notification to the Internal Revenue Service required under Treasury Regulation Section 1.897 - 2(h)(2).

(i)                                     All payments and amounts payable by Buyer to any of the Sellers under this Agreement will be subject to deduction and withholding for or on account of any Tax to the extent required by applicable Law, and any amount so deducted or withheld shall be treated as actually paid to Sellers.

Section 4.9                                      Use of Business Names by Buyer and the MDL Group Companies.

(a)                                  Except as expressly provided in this Section 4.9(a) or in the Transition Services Agreement or the Services Agreements, Buyer shall not use or do business, and shall cause the MDL Group Companies not to use or do business, directly or indirectly, or allow any of their Affiliates to use or do business, under the names and/or marks “Elsevier,” “Reed,” “Reed Elsevier” or any other trademarks, trade names, service marks, logos and designations of Sellers or of its Affiliates (or any other names confusingly similar to such names and marks).  Notwithstanding the foregoing, to the extent that any such names and marks appear, as of the Closing Date, on any previously printed stationery, signage, invoices, packaging, advertising and promotional materials, packing and shipping materials and other similar materials used or held for use by the MDL Group Companies, Buyer and the MDL Group Companies may use, without alteration, such previously marked materials from and after the Closing Date for a period not to exceed six (6) months, provided that, after such six-month period, Buyer shall immediately cease, and shall cause the MDL Group Companies to immediately cease, all use of such materials and shall not have any further right to use such names and marks or any other names and marks of Sellers or their Affiliates for any purpose.

(b)                                 Except as otherwise provided in the Transition Services Agreement or Services Agreements, from and after the Closing Date, Sellers shall not, directly or indirectly, use or do business, or allow any of their Affiliates to use or do business, under the “MDL” name and/or mark or any other trademark, trade name, service mark, logo and designation of the MDL Group Companies, Buyer or of Buyer’s Affiliates (or any other names confusingly similar to such name and mark).  Notwithstanding the foregoing, to the extent that any such names and marks appear, as of the Closing Date, on any previously printed stationery, signage, invoices, packaging, advertising and promotional materials, packing and shipping materials and other similar materials used or held for use by Sellers, Sellers may use, without alteration, such previously marked materials from and after the Closing Date for a period not to exceed six (6) months, provided that, after such six-month period, Sellers shall immediately cease all use of such materials and shall not have any further right to use such names and marks or any other names and marks of the MDL Group Companies, Buyer or of Buyer’s Affiliates for any purpose except as otherwise provided in the Transition Services Agreement.

Section 4.10                                Preservation of Records.  Sellers and Buyer agree that each of them shall preserve and keep the records held by them relating to the business of the MDL Group Companies for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any Tax audits, any insurance claims by or legal proceedings against or governmental investigations of Sellers or Buyer or any of their Affiliates or in order to enable Sellers or Buyer to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.

Section 4.11                                Mail and Communications.  Sellers shall promptly remit to Buyer any mail or other communications of the MDL Group Companies received by Sellers from and after the Closing Date.  Buyer shall cause the MDL Group Companies to promptly remit to Sellers any mail or other communications of Sellers received by the MDL Group Companies from and after the Closing Date.

Section 4.12                                Intercompany Balances and Cash Pooling Arrangements; Cash Settlement.

(a)                                  Buyer and Sellers acknowledge and agree that, as of the Closing Date, all intercompany account balances and cash pooling arrangements between the MDL Group Companies, on the one hand, and Sellers and their Affiliates, on the other hand (“Intercompany Balances”), shall be eliminated, either through the capitalization, dividend and/or cancellation of such Intercompany Balances or otherwise, such that, as of the Closing Date and thereafter, except pursuant to the Transition Services Agreement or the Services Agreements, (i) no amounts shall be payable (x) by the MDL Group Companies to Sellers or any of their Affiliates in respect of any Intercompany Balances or (y) to the MDL Group Companies by Sellers or any of their Affiliates in respect of any Intercompany Balances, as the case may be, and (ii) no party hereto shall have any claim, action or other right against any other party with respect to any funds, accounts or other assets (or the proceeds thereof) that were subject to or arose out of any Intercompany Balances on or prior to the Closing Date.  For the avoidance of doubt, any Taxes of the MDL Group Companies arising from such elimination shall be for the account of and paid by Sellers.

(b)                                 For the purposes of settling the cash and cash equivalent balances of the MDL Group Companies as of the Closing Date, Sellers and Buyer agree that checks received by the MDL Group Companies through the Closing Date and entered on its books as of the Closing Date in the ordinary course of business, but not deposited, shall be the property of, and shall be promptly delivered to, Sellers and all outstanding checks issued or payments in-transit made by the MDL Group Companies (i.e., amounts recorded by the MDL Group Companies in their respective accounting records that have not been deducted from any of their respective bank accounts) as of the Closing Date shall be deducted from the amount of all cash, cash equivalents and deposited checks in the bank accounts of the MDL Group Companies as of the business day immediately prior to the Closing Date (excluding any amounts received from Buyer).

Section 4.13                                Access for Integration Planning; Preparation of Financial Statements.

(a)                                  Prior to the Closing Date, Buyer shall be entitled to have such access to the MDL Group Companies and the management thereof as is reasonable for the purpose of assisting Buyer in planning for the integration of the Business following the Closing.  Any such access shall be conducted during the Business’ regular business hours and shall be conducted in accordance with all applicable Laws, including all antitrust and trade Laws.  In connection with such access, Buyer shall cooperate with Sellers and shall use its commercially reasonable efforts to minimize any disruption to the Business.  No information or knowledge obtained in connection with such access, or in connection with any of the other activities contemplated under this Section 4.13, shall affect or be deemed to modify any representation or warranty of Sellers contained in this Agreement, nor shall the same prejudice any right or entitlement of any Indemnified Party to indemnification under this Agreement.

(b)                                 Buyer has informed Sellers that it will be obligated to prepare audited financial statements of the Business prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) in connection with certain regulatory requirements to which Buyer is subject.  Sellers have agreed to assist Buyer in its compliance with such regulatory requirements solely to the extent specified in this Section 4.13, including by implementing with Buyer the special arrangements set forth in Schedule 4.13.  In connection with the foregoing, Sellers shall use, and shall cause the MDL Group Companies to use, commercially reasonable efforts to prepare, as soon as is reasonably practicable after the date hereof, the following financial statements of the Business, in each case prepared in accordance with GAAP (collectively, the “Unaudited GAAP Financials”):

(1)                                 unaudited balance sheets, income statements and statements of cash flows for the Business as of and for the fiscal years ending December 31, 2006, 2005 and 2004; and

(2)                                 unaudited quarterly balance sheets, income statements and statements of cash flows for the Business as of and for the quarterly periods ended March 31, 2007 and June 30, 2007 and ending September 30, 2007 (it being acknowledged that such interim financials for the quarter ending September 30, 2007 cannot be prepared until the financial results through September 30, 2007 are available).

From and after the Closing Date, Sellers shall continue to use commercially reasonable efforts to assist Buyer and the MDL Group Companies in the preparation of the Unaudited GAAP Financials, provided that Sellers are afforded such access to the books, records, personnel and professional advisors of the MDL Group Companies as may be reasonably necessary to enable it to provide such assistance.  In connection with such post-Closing assistance, Sellers shall allow Buyer and its auditors direct access (i) to the books, records and relevant personnel of Sellers to the extent necessary to assist in the preparation of the Unaudited GAAP Financials and (ii) to Sellers’ independent accountants to provide reasonable assistance and to coordinate with such accountants the efforts of Buyer’s own auditors.  Each party shall be responsible for the fees and expenses incurred by it before and after the Closing in connection with the activities contemplated by this Section 4.13(b) (including the fees and expenses of independent accountants, auditors and other professional advisors), provided that Buyer shall be responsible for the expenses of  any audit conducted by Buyer with respect to the Unaudited GAAP Financials after the Closing.

(c)                                  Buyer acknowledges and agrees (i) that neither the preparation of the Unaudited GAAP Financials, nor the ability to prepare or audit such Unaudited GAAP Financials, shall be a condition to Buyer’s obligation to consummate the Closing and (ii) that apart from the obligation to use commercially reasonable efforts as set forth in Section 4.13(b) above (but without limiting any representation or warranty contained in Section 2.5 with respect to the Financial Statements as prepared in accordance with the Seller Accounting Principles), Sellers shall have no liability or obligation to Buyer or any other person with respect to the Unaudited GAAP Financials.  Buyer further acknowledges and agrees that, for all purposes under this Agreement, a material breach of Sellers’ obligation to use commercially reasonable efforts under Section 4.13(b) above shall be deemed to exist only if (i) Sellers fail to devote the internal resources reasonably necessary to commence and pursue the preparation of such Unaudited GAAP Financials, (ii) Sellers fail to engage professional advisors reasonably necessary to assist in the preparation of then Unaudited GAAP Financials or, if retained, such professional advisors fail to commence their work in a timely manner or (iii) Sellers fail or refuse to provide Buyer and its auditors with access to Sellers’ books, records, relevant personnel and professional advisors as contemplated by Section 4.13(b) above.

(d)                                 Buyer acknowledges and agrees that material differences may exist in the financial condition, results of operations and cash flows of the Business, as the same may be presented in the Financial Statements and the Unaudited GAAP Financials, due to a variety of factors, including differences between GAAP and the Seller Accounting Principles, the manner in which the Financial Statements and Unaudited GAAP Financials have been compiled and will be compiled, and other factors.  Buyer further acknowledges and agrees that Sellers are not making any representations or warranties with respect to the Unaudited GAAP Financials (including whether such Unaudited GAAP Financials are auditable) and that Sellers’ only representations and warranties regarding the financial condition, results of operations and cash flows of the Business are being made solely with respect to the Financial Statements to the extent set forth in Section 2.5 of this Agreement.

Section 4.14                                Noncompetition.

(a) In consideration of Buyer entering into this Agreement and in order that Buyer may enjoy the full benefit of the Business, for a period of two (2) years from the Closing Date with respect to (i) the MDL Software Products identified below (excluding client software products used to access the Elsevier databases), and (ii) the MDL Databases identified below, none of the Elsevier Companies (as defined below) shall, whether as principal, agent, partner, officer, director, stockholder, employee, consultant or otherwise, alone or in association with any other person, own, manage, operate, control, participate in, invest in (other than an investment that results in such person owning less than 2% of the outstanding voting stock of a publicly traded company), or carry on a business which is in direct or indirect competition with the following software products (the “MDL Software Products”) and databases (“MDL Databases”) of the Business as the same are marketed and sold as of the date hereof or may be marketed and sold between the date hereof and the first anniversary of the Closing Date pursuant to a written plan of an MDL Group Company in existence as of the Closing Date (collectively, the “Existing Products”):

Product	Principal Function/Use

MDL Software Products

Isentris	Software intended for use in the chemical and pharmaceutical industries with the purpose to integrate scientific workflows and other information sources.

ISIS

Software intended for the management of discovery data in the chemical and pharmaceutical industries, including chemical inventories, creating electronic laboratory journals and managing therapeutic-level lead candidates for chemical compounds

MDL Databases

MDL Drug Data Report (PROUS)	Database of patent literature, journals, meetings and congresses which contains selected biologically relevant compounds and derivatives (for use by chemical and pharmaceutical industry researchers).

MDL Available Chemicals Directory (ACD)	Database of chemical product sources (for use by the chemical and pharmaceutical industry researchers and managers).

MDL Screening Compounds Directory

Database for identifying diverse, drug-like candidates for high- throughput screening and automatically compiling lists of candidate chemical compounds for ordering (for use by chemical and pharmaceutical industry researchers).

MDL Metabolite Database

Metabolism information system, including database about chemical reactions of selected chemical compounds in vertebrates, registration system and browsing interface (for use by chemical and pharmaceutical industry researchers).

OHS Databases

Database of Environmental, Health and Safety (EH&S) data for reference, or to use in populating end users EH&S systems, for OSHA compliance (for use by chemical and pharmaceutical industry researchers and managers).

MDL Toxicity database

Structure-searchable bioactivity database of toxic chemical substances containing data from in vivo and in vitro studies of acute toxicity, mutagenicity, skin and eye irritation, tumorigenicity and carcinogenicity, reproductive effects and multiple dose effects (for use by chemical and pharmaceutical industry researchers).

(b)                                 For the avoidance of doubt, having due regard for the fact that the Elsevier Companies operate, and will continue to operate, substantial database and publishing operations, only those databases which, in each case, substantially: (i) contain the same data and are organized and structured in the same or similar fashion; (ii) are presented in the same format; (iii) are used for the same purpose; and (iv) are directed at the same users, shall be deemed to be directly or indirectly competitive with the MDL Databases for purposes of the restrictions set forth in this Section 4.14.

(c) The restrictions set forth in this Section 4.14 shall not restrict the ability of any Elsevier Company from (i) engaging in the businesses and activities conducted by the Elsevier Companies (other than through the MDL Group Companies) as of the date hereof, including any of the Elsevier Retained Assets, Elsevier’s traditional journals, newsletters, books and reference works, publishing programs, ScienceDirect products and services, Inteleos, EMScopes and EMBASE, and MD Consult or (ii) or acquiring any business after the date hereof, provided, however, that if any business acquired by any Elsevier Company has gross revenues attributable to activities which would be prohibited by this Section 4.14 which exceed, for the fiscal year last ended prior to the consummation of such acquisition, twenty percent (20%) of the total gross revenues of such business on a consolidated basis (a “Competing Business”), then the Elsevier Companies shall divest such Competing Business within one year of the completion of such acquisition.

(d)  If any provision contained in this Section 4.14 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 4.14 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law.  Each Elsevier Company acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach.  Each Elsevier Company agrees that Buyer shall be entitled to injunctive relief requiring specific performance by such Seller of this Section, and such Seller consents to the entry thereof.  Without limiting the generality of the foregoing, the parties hereto agree that the indemnification provisions of Article VII with respect to the limitation of Seller indemnification to Elsevier Inc. shall apply to this Section 4.14.

(e)                                  As used herein, the term “Elsevier Companies” means Sellers and those companies identified below, and the respective Subsidiaries of Sellers and such companies as of the Closing Date after giving effect to the transactions contemplated herein.  As used herein, the term “database” means one or more structured sets of persistent data, that is then updated and able to be queried by users.

Elsevier companies other than Sellers

COMPANY NAME	JURISDICTION
Elsevier Editora Ltda	Brazil
Reed Elsevier Canada Ltd.	Canada
Elsevier Masson SAS	France
Elsevier GmbH	Germany
Elsevier Information Systems GmbH (formerly MDL Information Systems GmbH)	Germany
Elsevier Ireland Limited	Ireland
Elsevier Masson Srl	Italy
Elsevier Korea LLC	Korea
Masson-Doyma Mexico, S.A.	Mexico
Elsevier B.V.	Netherlands
Elsevier Urban & Partner Sp. z.o.o.	Poland
Elsevier (Singapore) Pte Ltd	Singapore
Elsevier Doyma, S.L. (formerly Ediciones Doyma, S.L.)	Spain
Elsevier España, S.A.	Spain
Elsevier Taiwan LLC	Taiwan
Mosby, Inc.	USA (MO)
Excerpta Medica, Inc.	USA (NJ)

Section 4.15                                Non-solicit.

  For a period of one full year following the Closing Date, Sellers shall not, and shall not permit any of their respective Subsidiaries to, (i) directly or indirectly solicit or hire any Transferred Employees, except pursuant to generalized solicitations by use of advertising or which are not specifically targeted at any Transferred Employee; provided that the foregoing shall not restrict the solicitation or hiring of any person who ceases to be employed by Buyer or any of its Affiliates, including the MDL Group Companies, prior to such person’s solicitation or hiring.

Section 4.16                                Confidentiality

  Sellers will not, and will cause their Subsidiaries and representatives not to, for a period of three years after the Closing Date, directly or indirectly, without the prior written consent of Buyer, disclose to any third party (other than each other and their respective representatives) any confidential or proprietary information used in the conduct of the Business; provided that the foregoing restriction will not (i) apply to any information to the extent (x) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 4.16), (y) independently developed by any Seller or any of its Affiliates, without reference to any confidential or proprietary information used in the conduct of the Business (other than by the Business prior to the Closing) or (z) such information was not previously known to Sellers or any of their Subsidiaries but becomes rightfully known to Sellers or any of their Subsidiaries after the Closing Date, without restriction, from a source (other than Buyer and its Subsidiaries) not related to Sellers’ prior ownership of the Business, or (ii) prohibit any disclosure required by any applicable legal requirement, so long as, to the extent legally permissible, such Seller provides Buyer with reasonable prior notice of such disclosure and a reasonable opportunity to seek an appropriate protective order.

Section 4.17                                Exclusivity.

  Until the Closing Date or the date upon which this Agreement is terminated, Sellers shall not, and shall cause each of the Elsevier Companies and representatives not to, directly or indirectly, solicit or initiate or enter into discussions or transactions with, or encourage, or provide any information to any person or group of persons

(other than Buyer and its representatives) concerning, any sale, lease, or license of all or any portion of the Business or the MDL Group Companies, the Assets or the Additional Assets (other than sales or licensing in the ordinary course of business and sales expressly permitted by this Agreement or with respect to assets or liabilities of the MDL Group Companies that are deemed Elsevier Retained Assets).

Section 4.18                                Notices of Certain Events.

  Each of the parties hereto shall promptly notify the other parties of:

(a)                                  any written notice or other communication received by such party from any person reasonably alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

(b)                                 any written notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(c)                                  any actions, suits, claims, investigations or proceedings commenced against such party of a nature such that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.9 (with respect to Buyer, if Buyer were making the representations and warranties contained therein);

(d)                                 any written notice (or, to Sellers’ knowledge or the knowledge of Buyer, as applicable, other communication) received by such party that any of the Top Customers has ceased, or will or intends to cease, to use the goods or services of the MDL Group Companies, or has substantially reduced, or will or intends to substantially reduce, the use of such goods or services at any time, in each case whether as a result of the transactions contemplated hereby or otherwise; and

(e)                                  any written notice (or, to Sellers’ knowledge or the knowledge of Buyer, as applicable, other communication) received by such party or any Affiliate of such party that any of the Top Suppliers has ceased, or will or intends to cease, selling raw materials, supplies, merchandise, other goods or services to the MDL Group Companies, or has substantially reduced, or will or intends to substantially reduce, the sale of such raw materials, supplies, merchandise, other goods or services at any time, in each case on terms and conditions substantially similar to those used in its current sales to the MDL Group Companies, and in each case whether as a result of the transactions contemplated hereby or otherwise.

Section 4.19                                Acknowledgment of Discontinuation of Services.

(a)                                  Sellers, Buyer and the MDL Group Companies acknowledge and agree that, from and after the Closing, Sellers and their Affiliates will not be providing any Shared Services, use of the Temporary Use Premises or the benefits of any Master Services Agreements to the MDL Group Companies or the Business, and the MDL Group Companies will not be providing any Shared Services to Sellers, except as specifically provided in (x) the Transition Services Agreement and (y) the Services Agreements.  Each party shall be obligated, at its own cost and expense, to arrange for or otherwise procure replacement services for the Shared Services, use of the Temporary Use Premises or the benefits of any Master Services Agreements to the extent such Shared Services, use of the Temporary Use Premises or the benefits of any Master Services Agreements are not provided pursuant to the Transition Services Agreement or the Services Agreements.

Section 4.20                                Release of Obligations.  Buyer shall reasonably cooperate, and shall cause the MDL Group Companies to reasonably cooperate, with Sellers to the extent that Sellers seek to obtain from the counterparty or counterparties thereto, releases (by novation or otherwise) of Sellers and their Affiliates (other than the MDL Group Companies) from any contract, arrangement, guarantee or understanding of the MDL Group Companies with respect to the Business which imposes any liability or obligation upon Sellers or their Affiliates (other than the MDL Group Companies).

Section 4.21                                Directors of MDL Sweden.

At the first annual meeting of MDL Sweden to be held after the Closing, Buyer undertakes and agrees to obtain the release and discharge of the current directors of MDL Sweden who will be submitting resignations at the Closing, together with the Managing Director of MDL Sweden, from liability arising from their activities in such positions during the period from January 1, 2007 through the Closing Date.

Section 4.22                                MDL Sweden Shares.

Sellers have informed Buyer that they have been unable to locate share certificate No. 1 of MDL Sweden, representing 1,000 shares of MDL Sweden (the “MDL Sweden Certificate”) and that Sellers believe that the MDL Sweden Certificate has been lost. Sellers shall use commercially reasonable efforts to locate the MDL Sweden Certificate prior to Closing. If such MDL Sweden Certificate is not located by the Closing Date, promptly following the Closing, Sellers and Buyer shall initiate a cancellation proceeding in accordance with the Swedish Act on Cancellation of Lost Deeds (Lag (1927:85) om dödande av förkommen handling) with respect to the MDL Sweden Certificate (the “Cancellation Proceeding”). Sellers shall assist in, and bear all reasonable out-of-pocket costs incurred by Buyer in relation to, the Cancellation Proceeding. Sellers further agree to fully indemnify Buyer for any Loss incurred by Buyer or MDL Sweden prior to the consummation of the Cancellation Proceeding in relation to any third party claiming any right to the MDL Sweden Certificate.

ARTICLE V

CONDITIONS

Section 5.1                                      Conditions to Each Party’s Obligation to Effect the Closing.  The respective obligation of each party to consummate the Closing shall be subject to the satisfaction or (to the extent permitted by applicable Law) waiver by each party on or prior to the Closing Date of each of the following conditions:

(a)                                  Court Orders.  There shall be no order or injunction of a court of competent jurisdiction in effect precluding or prohibiting consummation of the Closing.

(b)                                 Antitrust Approvals. The waiting period and any other obligations or requirements applicable to the transactions contemplated herein under the HSR Act or any other Antitrust Laws shall have expired or been complied with, as applicable, or early termination shall have been granted.

Section 5.2                                      Conditions to Obligations of Buyer to Effect the Closing.   The obligations of Buyer to consummate the Closing shall be subject to the satisfaction, or (to the extent permitted by applicable Law) waiver by Buyer on or prior to the Closing Date, of each of the following conditions:

(a)                                  Each of the representations and warranties of Sellers set forth in Article II of this Agreement shall be true and correct in all respects when made and on and as of the Closing Date as if made on such date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, however, that in the event of a breach of a representation or warranty, the condition set forth in this Section 5.2(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties, taken together as a whole, could reasonably be expected to have a Material Adverse Effect on the Business;

(b)                                 Sellers shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by them as of the Closing Date, including the satisfaction of the delivery requirements set forth in Section 1.5;

(c)                                  All consents of third parties required by the agreements listed in Schedule 5.2(c) shall have been obtained; and

(d)                                 No Law shall be in effect which would prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement and no Governmental Entity shall have issued any order, decree or ruling (and no proceeding seeking any of the foregoing shall be pending), which restrains, enjoins or prohibits the consummation of the transactions contemplated by this Agreement or the Collateral Agreements.

Section 5.3                                      Conditions to Obligations of Sellers to Effect the Closing.   The obligations of Sellers to consummate the Closing shall be subject to the satisfaction, (or, to the extent permitted by applicable Law, waiver by Sellers), on or prior to the Closing Date, of each of the following conditions:

(a)                                  Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct as of the Closing Date as if made on such date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date), except for such breaches or inaccuracies of the representations and warranties of Buyer that would not, individually or in the aggregate, have a Material Adverse Effect with respect to Buyer;

(b)                                 Buyer shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing Date, including the satisfaction of the delivery requirements set forth in Section 1.6; and

(c)                                  No Law shall be in effect which would prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement and no Governmental Entity shall have issued any order, decree or ruling (and no proceeding seeking any of the foregoing shall be pending), which restrains, enjoins or prohibits the consummation of the transactions contemplated by this Agreement or the Collateral Agreements.

ARTICLE VI

TERMINATION

Section 6.1                                      Termination.    Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing Date:

(a)                                  by the mutual consent of Buyer and Sellers;

(b)                                 by Buyer if the Closing has not occurred on or prior to one hundred twenty (120) calendar days following the date of execution of this Agreement, provided that Buyer is not in breach in any material respect of any of its obligations hereunder; or

(c)                                  by Sellers if the Closing has not occurred on or prior to one hundred twenty (120) calendar days following the date of execution of this Agreement, provided that Sellers are not in breach in any material respect of any of their obligations hereunder; or

(d)                                 by Sellers or Buyer if there shall be in effect a final non-appealable order of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is appealable (and pursue such appeal with reasonable diligence) provided, however, that the right to terminate this Agreement under this Section 6.1(d) shall not be available to a party if such order was primarily due to the failure of such party to perform any of its obligations under this Agreement.

Section 6.2                                      Procedure and Effect of Termination.   In the event of the termination and abandonment of this Agreement by Seller or Buyer pursuant to Section 6.1 hereof, written notice thereof shall forthwith be given to the other party.  If the transactions contemplated by this Agreement are terminated as provided herein:

(a)                                  Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; provided that each party may retain one copy of all such documents for archival purposes in the custody of its outside counsel; and

(b)                                 All confidential information received by any party hereto with respect to the business of any other party or its Affiliates shall be treated in accordance with the provisions of the Non-Disclosure Agreement entered into among Buyer and Sellers, which shall survive the termination of this Agreement.

Section 6.3                                      Effect of Termination.    If this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to Section 6.1, this Agreement shall become void and of no further force and effect, except for the provisions of (a) Article VIII, (b) Section 4.6 relating to publicity, (c) Sections 2.17 and 3.6 relating to finders’ fees and brokers’ fees or commissions, and (d) Section 6.2 and this Section 6.3.  Nothing in this Article VI shall be deemed to release any party from any liability for any material breach by such party of the terms and conditions of this Agreement.

ARTICLE VII

INDEMNIFICATION

Section 7.1                                      Survival.   The representations and warranties of the parties under this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect after the date hereof for a period of eighteen (18) months from the Closing Date; provided that the representations and warranties of Sellers contained in Sections 2.2, 2.4 and 2.16 and of Buyer contained in Sections 3.1 and 3.2 shall survive the Closing and the consummation of the transactions contemplated hereby indefinitely or until the latest date permitted by Law.  The covenants or agreements contained in this Agreement that by their terms are to be performed after the Closing Date shall continue until fully discharged.  No action for a breach of any representation or warranty contained herein shall be brought after the expiration of the survival of such representation or warranty, except for claims of which a party has received written notification setting forth in reasonable detail the claimed misrepresentation or breach of warranty, covenant or undertaking prior to such expiration.

Section 7.2                                      Indemnification by Elsevier Inc.

(a)                                  Subject to the restrictions and limitations in this Article VII, Elsevier Inc., and not any other Seller, shall indemnify Buyer, its Affiliates and each of their respective officers, directors, employees and agents (collectively, “Buyer Indemnitees”) against and hold them harmless from any loss, liability, cost or expense (including reasonable legal fees and expenses) (collectively, “Losses”) suffered or incurred by such Buyer Indemnitees to the extent arising from (i) any breach of any representation or warranty of Sellers contained in this Agreement as of the date of this Agreement or as of the Closing Date as if such representation or warranty were made on and as of the Closing Date, (ii) any breach of any covenant or undertaking of Sellers contained in this Agreement, (iii) all Pre-Closing Taxes, except to the extent that a breach by Buyer of its obligations contained in Section 4.8(b) results in Losses but only to the extent that such breach increases such Losses, and (iv) liabilities related to the Elsevier Retained Assets. Notwithstanding the foregoing, the term “Losses” for all purposes under this Agreement shall not include, and no party shall be required to indemnify or hold harmless any other party for, any lost profits, diminution in value, restitution, mental or emotional distress, exemplary, consequential, incidental, special or punitive damages except to the extent that any of the same are paid by an Indemnified Party to a third party in connection with a claim asserted by such third party; provided however, that Losses suffered or incurred by a Buyer Indemnitee shall include any lost profits and diminution in value to the extent that the same result from any final, non-appealable injunction, court order, judgment or binding settlement materially restricting the freedom of the MDL Group Companies to operate the Business as the same is conducted as of the date hereof.

(b)                                 Notwithstanding anything to the contrary herein and without limiting the rights Buyer has under the affirmative indemnities contained in Sections 7.2(a)(iii) and (iv), no Buyer Indemnitee shall be entitled to reimbursement or indemnification from Elsevier Inc. with respect to any inaccuracies in or breaches of the representations and warranties made by Sellers hereunder (other than Sections 2.2, 2.4 and 2.16) unless and until the cumulative amount of the Losses suffered or incurred by all Buyer Indemnitees exceeds Two Million Dollars ($2,000,000) in the aggregate, and then only for the amount by which such Losses exceed such amount (the “Deductible”).

(c)                                  In no event shall Elsevier Inc.’s aggregate liability under Section 7.2(a)(i) exceed:

(i)                                     with respect to claims with respect to all representations and warranties (other than the IP Representations and Fundamental Representations) (the “Category 1 Claims”), Eighteen Million Dollars ($18,000,000);

(ii)                                  with respect to the sum of Category 1 Claims and claims with respect to the IP Representations (the “Category 2 Claims”), Thirty Million Dollars ($30,000,000); and

(iii)                               with respect to the sum of Category 1 Claims, Category 2 Claims and claims with respect to the Fundamental Representations, the Purchase Price.

As used herein, (i) the “IP Representations” shall mean the representations and warranties contained in Section 2.11, and (ii) “Fundamental Representations” shall mean the representations and warranties contained in Sections 2.2, 2.4 and 2.16.

(d)                                 “Material Adverse Effect” and other materiality qualifications or any similar qualifications contained in any representation, warranty, covenant or undertaking contained in this Agreement shall be disregarded for purposes of determining the amount of any Losses arising from or relating to any indemnifiable breach of such representation, warranty, covenant or undertaking but shall not be disregarded for purposes of determining whether any such representation, warranty, covenant or undertaking has been breached.

Section 7.3                                      Indemnification by Buyer.   From and after the Closing Date, to the extent provided in this Article VII, Buyer shall indemnify, and shall cause the MDL Group Companies to indemnify, jointly and severally, Sellers and their Affiliates, officers, directors, employees and agents  (“Seller Indemnitees”) against and hold them harmless from any Losses suffered or incurred by such Seller Indemnitees to the extent arising from (i) any breach of any representation or warranty of Buyer contained in this Agreement, (ii) any breach of any covenant or undertaking of Buyer contained in this Agreement, (iii) all Post-Closing Taxes, (iv) except with respect to any matter for which Buyer is indemnified under Section 7.2 herein, the operation of the MDL Group Companies and its Business from and after the Closing Date, including any and all amounts accruing from and after the Closing Date under the real property leases for the Leased Premises identified on Schedule 2.6(a), (v) the Assumed Liabilities, (vi) any contracts and guarantees described in Section 4.20 with respect to events arising from and after Closing, including any and all amounts payable by Sellers as a result of any events arising from and after the Closing under the guarantees described therein, (vii) the WARN Act or any similar foreign, state or local Law arising as a result of the transactions contemplated by this Agreement, and (viii) any claims for severance or other termination benefits asserted against any Seller or its Affiliates by any Transferred Employee who is terminated from and after the Closing Date.

Section 7.4                                      Single Recovery.   Any liability for indemnification under this Article VII shall be determined without duplication of recovery by reason of the set of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or undertaking, or one or more rights to indemnification, including any matter that has been taken into account as a liability in calculating Closing Net Working Capital pursuant to the provisions of Section 1.3 or for which any reserve related to accounts receivable has been established in the Financial Statements or in the books and records of the Company in accordance with Seller Accounting Principles.

Section 7.5                                      Exclusive Remedy.   Buyer and Sellers each acknowledge and agree, for themselves and on behalf of their respective Affiliates, that the sole and exclusive remedy for any and all claims relating to breaches of representations, warranties, covenants and undertakings contained in this Agreement shall be pursuant to the indemnification provisions set forth in this Article VII.  In furtherance of the foregoing, Buyer and Sellers hereby waive, for themselves and on behalf of their respective Affiliates, to the fullest extent permitted under applicable Law, any and all rights of rescission.

Section 7.6                                      Indemnification Procedures.   If there occurs an event or occurrence (including any claim asserted or action or proceeding commenced by a third party) which a party (an “Indemnified Party”) asserts constitutes an indemnifiable event pursuant to Sections 7.2 or 7.3, the Indemnified Party shall provide written notice to the party obligated to provide indemnification hereunder (an “Indemnifying Party”), setting forth the nature of the claim and the basis for indemnification hereunder.  The Indemnified Party shall give such written notice to the Indemnifying Party, with respect to third party claims, promptly after it becomes aware of the existence of any such event or occurrence and, with respect to all claims that are not third party claims, promptly after determining in good faith that Indemnified Party intends to assert a claim for indemnification hereunder.  Such notice shall be a condition precedent to any liability of the Indemnifying Party hereunder; provided, however, that the failure to provide prompt notice as provided herein will not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure materially prejudices the Indemnifying Party hereunder.  If a party receives written notice under this Article VII and does not agree that it is required to indemnify the party giving such notice, it shall give notice of the same (a “Claim Notice”) within thirty (30) calendar days of receipt of notice of the claim.  In the event that the parties cannot agree whether such claim is indemnified hereunder within ten (10) calendar days after receipt of the Claim Notice, then the parties shall be free to pursue other available legal remedies to resolve such dispute.  If no Claim Notice is received within such thirty (30) calendar day period, the party receiving such notice shall be deemed to have acknowledged liability for the relevant claim.  In case any third-party action shall be brought against any Indemnified Party and it shall notify the Indemnifying Party of the commencement thereof and its claim for indemnification with respect thereto pursuant to Section 7.2 or Section 7.3, the Indemnifying Party shall be entitled to participate therein and to the extent that it wishes, to assume the defense thereof with counsel selected by it and, after notice from the Indemnifying Party to the Indemnified Party of such election so to assume the defense thereof, provided that the Indemnifying Party has not denied its responsibility to indemnify the Indemnified Party hereunder with respect to such matter and, provided further, that any reservation of rights by the Indemnifying Party with respect to the question of whether it is responsible to indemnify the Indemnified Party hereunder shall not be deemed to constitute a denial for purposes of the preceding proviso. The Indemnified Party may participate in such action and employ separate counsel of its choice, provided that the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, that if such Claim Notice involves a claim for an injunction against any business or operations of the Indemnified Party, then the Indemnified Party shall be entitled to retain control of the defense of such claim with counsel selected by it (and the Indemnifying Party shall be entitled only to participate in the defense of such claim, at its sole cost and expense through counsel of its own choice).  The Indemnified Party agrees to cooperate fully with (and to provide all relevant documents and records and make all relevant personnel available to) the Indemnifying Party and its counsel in the defense of any such asserted claim at the cost of the Indemnifying Party.  No Indemnified Party shall consent to the entry of any judgment or enter into any settlement without the consent of the Indemnifying Party, which consent shall not unreasonably be withheld or delayed, unless such judgment or settlement includes as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnifying Party of a release from all liability in respect to such claim.  No Indemnifying Party shall be liable under this Article VII for any settlement, compromise or discharge of any claim effected without its consent.  No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement without the prior written consent of the Indemnified Party unless (i) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such judgment or settlement and such third-party claim and (ii) such judgment or settlement includes as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of an express, complete and unconditional release from all liability in respect to such claim.

Section 7.7                                      Adjustments for Insurance and Taxes.   Each Loss which an Indemnifying Party is required to pay pursuant to this Article VII shall be reduced (i) by the amount of any insurance proceeds actually received by or on behalf of such Indemnified Party (it being acknowledged and agreed that the Indemnified Party shall have no obligation so seek any insurance recovery) and (ii) to take account of any reduction of net Taxes actually realized by the Indemnified Party as a direct result of such Loss (determined after properly taking into account the actual and reasonably anticipated effect on (including increase of) Taxes (including future Taxes) of the Indemnified Party or any Affiliate thereof as a result of any indemnification amount paid or payable for such Loss under this Article VII and any reasonable additional cost incurred to realize such net reduction in Taxes).

Section 7.8                                      Subrogation.   Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Article VII, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party or its Affiliates may have against any other persons with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall take such actions as the Indemnifying Party may reasonably require to perfect such subrogation or to pursue such rights against such other persons as the Indemnified Party or its Affiliates may have.

Section 7.9                                      Treatment of Indemnity Claims.   Any indemnification payment by Seller pursuant to this Article VII shall be treated as an adjustment to the Purchase Price hereunder.

ARTICLE VIII

MISCELLANEOUS

Section 8.1                                      Amendment and Modification.   This Agreement may only be amended, modified and supplemented by written agreement of the parties hereto.

Section 8.2                                      Notices.   All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) five (5) days after being deposited in any United States Post Office enclosed in a postage prepaid, registered or certified envelope addressed to or (c) when successfully transmitted by fax (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above) to, the party for whom intended, at the address or fax number for such party set forth below (or at such other address or telecopier number for a party as shall be specified by like notice, provided, however, that the day any notice of change of address or telecopier number shall be effective only upon receipt):

(a)                                  if to Buyer, to:

Symyx Technologies, Inc.

415 Oakmead Parkway

Sunnyvale, CA  94085

Fax No.:  (408) 773-4029

Attention:  Rex S. Jackson, Esq.

with a copy to:

Cooley Godward Kronish LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA  94306

Fax No.:  (650) 849-7400

Attention:  Timothy J. Moore, Esq.

(b)                                 if to any Seller, to:

Elsevier, Inc.

360 Park Avenue South

New York, NY 10010-1710

Telephone No.:  (212) 633-3952

Fax No.:  (212) 462-1941

Attention:                                     Maureen McArdle, Esq.

Deputy General Counsel

with a copy to:

Baker & McKenzie LLP

1114 Avenue of the Americas

New York, NY 10036

Telephone No.:  (212) 626-4100

Fax No.: (212) 310-1600

Attention:  James C. Colihan, Esq.

Section 8.3                                      Interpretation; Certain Definitions.

(a)                                  The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(b)                                 Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c)                                  The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

(d)                                 The phrase “to Sellers’ knowledge”, “to the knowledge of the MDL Group Companies” or any similar phrase shall mean the actual knowledge after due inquiry, including of direct reports, of each of the following individuals in their designated areas of expertise and responsibility:  Lars Barfod (all areas), Carmel Andrews (finance), Jean Colombel (Sales and Services), and Howard Abels (software).

(e)                                  The phrase “ordinary course of business” means with respect to any person or entity, the ordinary course of business of such person or entity, consistent in all material respects with such person’s or entity’s past practice and custom, including with respect to any category, quantity or dollar amount, term and frequency of payment, delivery, accrual, expense or any other accounting entry.

(f)                                    The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 9, 2007.

(g)                                 As used in this Agreement, the term “Affiliate(s)” shall have the meaning set forth in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

(h)                                 As used in this Agreement, the word “Subsidiary” means, with respect to any party, any corporation, partnership or other entity or organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(i)                                     As used in this Agreement, the term “business day” means a day, other than a Saturday or a Sunday, on which banking institutions in The City of New York or the City of San Francisco are required to be open.

(j)                                     The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect.  No disclosure on a Schedule relating to a possible breach or violation of any Contract or Law shall be construed as an admission or indication that breach or violation exists or has actually occurred.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(k)                                  An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statements or (c) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

Section 8.4                                      Rules of Construction.   The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 8.5                                      Counterparts.   This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.

Section 8.6                                      Entire Agreement; Third Party Beneficiaries.   This Agreement (including the documents and the instruments referred to herein), the Confidentiality Agreement entered into by Buyer and Sellers and the schedules attached hereto (a) constitute the entire agreement, except as provided herein, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided herein, are not intended to confer upon any person other than the parties hereto and their respective successors and assigns any rights or remedies hereunder.

Section 8.7                                      Severability.   If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 8.8                                      Governing Law.   This Agreement shall be governed and construed in accordance with the Laws of the State of New York, including New York Obligations Law Sections 5-1401 (Choice of Law) and 5-1402 (Choice of Forum), applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 8.9                                      Consent to Jurisdiction; Waiver of Jury Trial.

(a)                                  Each of the parties hereto submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, of the City of New York in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding in the courts of any jurisdiction.  Any party hereto may make service on any other party by sending or delivering a copy of the process (i) to the party to be served at the address and in the manner provided for the giving of notices in Section 8.2 above.  Nothing in this Section 8.9 however, shall affect the right of any party hereto to serve legal process in any other manner permitted by law or at equity.  Each party hereto agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

(b)                                 EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THE DOCUMENTS OR ANY DEALINGS WITH ANY OTHER PARTY RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER DOCUMENTS. THIS WAIVER IS IRREVOCABLE AND MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.9(b) AND EXECUTED BY EACH OF THE PARTIES HERETO).  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THE

DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of the transactions contemplated by the Agreement or the other Document, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

Section 8.10                                Specific Performance.   The parties agree if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 8.11                                Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Notwithstanding the foregoing, Buyer shall have the right to assign all or certain provisions of this Agreement, or any interest herein, and may delegate any duty or obligation hereunder, without the consent of Seller, (i) to any Affiliate of Buyer, (ii) at any time after the Closing, to any purchaser of any or all of the assets or equity interests (whether by merger, recapitalization, reorganization or otherwise) of Buyer or the Business or (iii) to any of Buyer’s financing sources as collateral; provided that, in the case of each of clauses (i)-(iii), no such assignment or delegation shall relieve Buyer of any of its obligations hereunder.  This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 8.12                                Expenses.   Except as otherwise provided herein, all costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement, the Collateral Agreements, the transactions contemplated hereby or thereby, and the consummation of the transactions contemplated hereby or thereby, including any advisor fees and expenses, whether or not the transactions contemplated hereby or thereby are consummated (a) by Sellers or any of their Affiliates (including, for costs incurred prior to the Closing, the MDL Group Companies) shall be paid by Seller, and (b) by Buyer or any of its Affiliates (including, for costs incurred following the Closing, the MDL Group Companies) shall be paid by Buyer.

Section 8.13                                No Set-Off.   The obligation of Buyer and the MDL Group Companies to pay to Sellers the Purchase Price and any other payments hereunder or under the Transition Services Agreement or any other Services Agreement shall not be subject to any right of set-off against any of Sellers’ obligations whatsoever, and Buyer and the MDL Group Companies hereby irrevocably waive any and all such rights.

Section 8.14                                Non-Recourse.   No past, present or future director, officer, employee, incorporator, agent, attorney or representative of Sellers or the MDL Group Companies or any of their respective Affiliates shall have any personal liability to Buyer for any obligations or liabilities of Sellers or the MDL Group Companies under this Agreement or any Collateral Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby; provided that the foregoing will not affect Buyer’s recourse against Sellers hereunder.

Section 8.15                                Headings.   Headings of the Articles and Sections of this Agreement, and the Table of Contents are for convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

Section 8.16                                Waivers.   Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.17                                Schedules.   The schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective directors or officers thereunto duly authorized as of the date first written above.

ELSEVIER INC.

By:	/s/ Youngsuk Chi
Name: Youngsuk Chi
Title: President and Vice Chairman

ELSEVIER SWISS HOLDINGS S.A.

By:	/s/ Maureen McArdle
Name: Maureen McArdle
Title: Attorney-in-Fact

ELSEVIER JAPAN KK

By:	/s/ Ritsuko Miki
Ritsuko Miki
Managing Director

ELSEVIER LIMITED

By:	/s/ Herman van Campenhout
Name: Herman van Campenhout
Title: Director

MDL INFORMATION SYSTEMS (UK) LIMITED

By:	/s/ Stephen Cowden
Name: Stephen Cowden
Title:	Director, RE Directors (No1) Limited
Director, RE Directors (No2) Limited

MDL INFORMATION SYSTEMS (UK)
LIMITED

By:	/s/ Margaret Elaine Woods
Name: Margaret Elaine Woods
Title: Director
Director, RE Directors (No1) Limited
Director, RE Directors (No2) Limited

MDL INFORMATION SYSTEMS (UK)
LIMITED

By:	/s/ Leslie Dixon
Name: Leslie Dixon
Title: Director
Director, RE Directors (No1) Limited
Director, RE Directors (No2) Limited

SYMYX TECHNOLOGIES, INC.

By:	/s/ Rex S. Jackson
Name: Rex S. Jackson
Title: EVP, Acting CFO & GC